Execution Version

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Omitted information is indicated by [***].

ASSET PURCHASE AGREEMENT

by and among

BLUE BIRD BODY COMPANY,
AND
DETROIT CHASSIS, LLC

Dated as of

August 3, 2026

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 3, 2026, is entered into by and among Blue Bird Body Company, a Georgia corporation (the “Buyer”), Detroit Chassis, LLC, a Michigan limited liability company (the “Seller”), Spectra LMP, LLC, a Michigan limited liability company, (the “Member” and referred to together with the Seller as the “Seller Parties”, and individually as a “Seller Party”). The Buyer and the Seller Parties are referred to collectively herein as the “Parties” and each individually as a “Party.” Capitalized terms used herein and not otherwise defined in the text of this Agreement have the meanings given to such terms in Annex A hereto.
WHEREAS, the Member directly owns one hundred percent (100%) of the issued and outstanding equity securities of the Seller; and
WHEREAS, subject to the terms and conditions of this Agreement, the Buyer desires to purchase the Acquired Assets and assume the Assumed Liabilities from the Seller and the Seller desires to sell, assign, transfer, convey and deliver the Acquired Assets and assign the Assumed Liabilities to the Buyer;
NOW, THEREFORE, in consideration of the premises (which shall be deemed to be a substantive part of this Agreement) and the respective representations, warranties, agreements and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I.
ASSET PURCHASE
1.1Purchase and Sale of Assets.
Upon the terms and conditions set forth herein, at the Closing and effective as of the Effective Time, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, assign, convey and deliver to the Buyer, all of its right, title, interest and benefit in, to and under the Acquired Assets, free and clear of all Liens (other than Permitted Liens).
1.2Acquired Assets.
(a)Subject to the terms and conditions set forth herein, for purposes of this Agreement, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Acquired Assets”), including, without limitation, the following:
(i)all equipment held and owned or leased by Seller and required for the conduct of the Business, including, without limitation, the equipment set forth and described on Schedule 1.2(a)(i), together with all supplies, parts, and spares related thereto (collectively, the “Equipment”);
(ii)all tooling held and owned or leased by Seller and required for the conduct of the Business, including, without limitation, the tooling set forth and described on Schedule 1.2(a)(ii) (collectively, the “Tooling”);
(iii)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories owned by Seller on the Closing Date and required for the conduct of the Business (the “Acquired Inventory”);
(iv)all Leased Real Property;
(v)all Intellectual Property;
(vi)all rights, title, interest, and benefits of the Seller under the Contracts set forth on Schedule 1.2(a)(vi) (such contracts, the “Assumed Contracts”);
(vii)to the extent transferable in accordance with the terms thereof, all rights of the Seller under manufacturers’, vendors’, suppliers’ and contractors’ guaranties, indemnities, representations and warranties and similar rights in favor of the Seller relating to the Business, the Acquired Assets, or the Assumed Liabilities;

(viii)all rights to, rights available to, or rights being pursued by the Seller relating to the Acquired Assets or the Assumed Liabilities, whether arising by way of direct claim, counterclaim or otherwise;
(ix)all Permits, including Business Permits and Environmental Permits, which are held by Seller and required for the conduct of the Business or for the ownership and use of the Acquired Assets, including, without limitation, those listed on Schedule 3.14(b) and Schedule 3.15(b);
(x)all books, records, and files related to the Acquired Assets or the Assumed Liabilities, including all information, files, correspondence, records, data, plans and recorded knowledge, wherever located, and whether in hard copy, electronic or other form, including all customer, supplier and vendor information, accounting books and records, property records, production records, engineering records, environmental records, purchasing and sale records, personnel and payroll records, technical information, marketing and advertising materials and information, data, operating and maintenance manuals, credit data, correspondence, invoices, forms and warranty information relating to the Business, the Acquired Assets or the Assumed Liabilities (collectively, the “Books and Records”); and
(xi)all goodwill and going concern value relating to the Business.
1.3Excluded Assets.
Notwithstanding Section 1.2, the Acquired Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)Cash and cash equivalents, Seller’s bank accounts, and accounts receivable;
(b)Contracts that are not Assumed Contracts (the “Excluded Contracts”);
(c)the corporate seals, organizational documents, minute books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, and all employee-related or employee benefit-related files or records, other than personnel files of any Hired Employees;
(d)all Benefit Plans and assets attributable thereto;
(e)the assets, properties and rights specifically set forth on Schedule 1.3(e);
(f)all insurance policies of Seller and all rights to applicable claims and proceeds thereunder; and
(g)the rights which accrue or will accrue to Seller under this Agreement and the Transaction Documents.
1.4Liabilities.
(a)Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only Liabilities arising under the Assumed Contracts and solely to the extent that such Liabilities: (i) arise from, or relate to, periods after the Effective Time; (ii) are not required to be performed prior to the Effective Time; and (iii) do not arise out of, or relate to, any breach, default, or event of default under any Assumed Contract occurring prior to the Effective Time (collectively, the “Assumed Liabilities”).
(b)Excluded Liabilities. Notwithstanding any other provision of this Agreement, the Buyer shall not assume and shall not be responsible to pay, perform or discharge, and the Seller (and the Member, to the extent the Member is liable for any Liabilities described in this Section 1.4(b)) shall remain liable for and shall pay, perform and discharge, when due, all of the Seller’s Liabilities (other than the Assumed Liabilities) (the “Excluded Liabilities”), including the following:
(i)all Liabilities arising under, or relating to, the Excluded Assets;
(ii)all Liabilities for: (A) Taxes of any Seller Party or any Affiliate of either Seller Party of any kind, or description, including any Liability for Taxes of any of the foregoing that becomes a Liability of the Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law; (B) Taxes with respect to the business of either Seller Party or any Affiliate of either Seller Party, or the Acquired Assets for all periods prior to the

Effective Time; and (C) any Taxes payable by either Seller Party with respect to the transactions contemplated by this Agreement;
(iii)all Liabilities arising out of any Benefit Plan, including all obligations for underfunded employee pension benefit plans, any unsatisfied obligations for “withdrawal liability” (as such term is defined under ERISA) to a Multiemployer Plan, and any withdrawal liability and/or funding obligation incurred by the Buyer or its Affiliates after the Closing with respect to any Multiemployer Plan, in each case to the extent such withdrawal liability and/or funding obligations relate to the Seller’s or any ERISA Affiliate’s, rather than the Buyer’s, contribution history to such Multiemployer Plan, and all funding obligations incurred by any Seller Party or any Affiliate of either Seller Party (or other obligations of any of the foregoing to make contributions) prior to the Closing with respect to any Multiemployer Plan;
(iv)all Liabilities of the Seller (or any of its Affiliates) for or relating to any present or former employees, officers, directors, managers, retirees, independent contractors or consultants of the Seller (including any Seller Employee, whether or not such Person becomes a Hired Employee), in each case to the extent arising out of or relating to the employment, service or engagement of such Person with the Seller (or the termination thereof) at any time on or prior to the Effective Time, whether such Liabilities are asserted before, on or after the Closing, including (A) any Liabilities associated with any claims for wages, salary, overtime, commissions or other compensation, or other benefits, bonuses, accrued or unused vacation or paid time off, workers’ compensation, severance, change-in-control, transaction or retention payments, termination or notice pay, or other payment, together with the employer portion of any employment, payroll or withholding Taxes with respect thereto; (B) all Liabilities arising out of or relating to the Collective Bargaining Agreement, (C) any obligation to bargain (including over the effects of any layoff, shutdown or the transactions contemplated hereby), (D) any grievance, arbitration or unfair labor practice, (E) the WARN Act and any similar state or local Law, (F) COBRA, and (G) any Benefit Plan, except in each case to the extent expressly constituting an Assumed Liability;
(v)any Environmental Claims or Liabilities under Environmental Laws, to the extent arising out of or relating to: (A) any actions or omissions of either Seller Party or any Affiliate of either Seller Party; (B) the operation of the Business or any Affiliate of the Seller prior to the Effective Time; or (C) any facts, circumstances, or conditions existing on or prior to the Effective Time to the extent related to the Business, the Acquired Assets, or the business of any Affiliate of the Seller, in each case including any Environmental Claims or Liabilities identified on Schedule 1.4(b)(v);
(vi)all Liabilities arising out of non-compliance with any bulk sales or similar Law; and
(vii)all Liabilities arising under the Assumed Contracts to the extent that such Liabilities: (A) arise or relate to periods prior to the Effective Time; (B) are required to be performed prior to the Effective Time; (C) relate to any Excluded Assets or Excluded Liabilities; (D) arise out of, or relate to, any breach, default or event of default under any Assumed Contract occurring prior to the Effective Time; or (E) are not disclosed in or otherwise arise out of such Assumed Contracts;
(viii)any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Acquired Assets to the extent such Action relates to such operation on or prior to the Effective Time;
(ix)any product Liability or similar claim for injury to a Person or property that arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by the Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;
(x)any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(xi)any trade accounts payable of Seller (except to the extent that such trade accounts payable are Assumed Liabilities pursuant to Section 1.4(a) herein);
(xii)any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Acquired Assets issued by the Business’ customers to Seller on or before the Closing Date; (ii) did not arise in the Ordinary Course; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;
(xiii)any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions;
(xiv)any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Order;
(xv)any Liabilities of the Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(c)Seller Product Commitments. For the avoidance of doubt, the Buyer is not assuming and shall have no responsibility or obligation with respect to any commitment made by the Seller (if any) to produce, sell or deliver any products to any Person, including the Member or any of its Affiliates.
1.5Purchase Price.
(a)Buyer shall acquire the Acquired Assets for an amount equal to Seven Million Dollars and No Cents ($7,000,000.00) (the “Purchase Price”), plus the assumption of the Assumed Liabilities.
(b)The Purchase Price shall be paid as follows:
(i)Seven Hundred Thousand Dollars ($700,000) shall be paid by wire transfer of immediately available funds upon the execution of this Agreement by Buyer to the Seller to an account designated by the Seller;
(ii)the aggregate amount of Indebtedness of the Seller as of the Closing (solely to the extent such Indebtedness is secured by a Lien on any of the Acquired Assets, other than any Permitted Liens) shall be paid off by the Buyer at the Closing pursuant to the payoff letters described in Section 2.2(a)(v); and
(iii)an amount equal to Six Million Three Hundred Thousand Dollars ($6,300,000) minus the aggregate amount of Indebtedness described in Section 1.5(b)(i) and minus any Property Taxes in accordance with Section 5.9 (such amount referred to as the “Closing Cash Consideration”) shall be paid by wire transfer of immediately available funds at the Closing to the Seller to an account designated by the Seller (such account to be identified to the Buyer at least forty-eight (48) hours prior to the Closing).
1.6Allocation. The Seller and the Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Acquired Assets for all purposes (including Tax accounting) pursuant to Section 1060 of the Code and the methodology provided on Schedule 1.6 (as completed, the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within thirty (30) days following the Closing Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within fifteen (15) days following Buyer’s delivery of the Allocation Schedule, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule unless otherwise required by a final determination pursuant to Section 1313 of the Code.

1.7Designation of the Buyer Affiliates.
Subject to Section 5.6(b) and Section 9.5, the Buyer may designate one or more Affiliates to acquire at the Closing all or part of the Acquired Assets or to assume all or part of the Assumed Liabilities; provided, that no such designation shall relieve the Buyer of any of its obligations under this Agreement, and the Buyer shall remain jointly and severally liable with any such designee for all obligations of the Buyer hereunder.
1.8Withholding.
The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Seller or any other Person such Taxes as the Buyer is required to deduct and withheld under the Code, or other applicable Tax Law, with respect to the making of such payment. In the event that Buyer intends to deduct and withhold any amounts pursuant to the foregoing, they shall first notify the Seller of their intent to deduct or withhold, and provide an explanation of the requirement for such deduction or withholding, and parties shall work together to mitigate such deduction or withholding, To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.
1.9Third Party Consents. Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any Assumed Contract, claim or other right if the assignment or attempted assignment thereof without the Consent of another Person would: (a) constitute a breach thereof; (b) be ineffective or render the Assumed Contract void or voidable; or (c) materially impair the value or enforceability of such Assumed Contract to the Buyer; provided, however, that subject to the satisfaction or waiver of the remaining conditions contained in Article VI, the Closing shall occur notwithstanding the foregoing. In any such event, the Seller shall cooperate, at the Buyer’s sole cost and expense, in any commercially reasonable and lawful arrangement (including enforcement of rights against the other Person) designed to provide the Buyer with the economic benefits of any such Assumed Contract, claim or right; provided that in no event shall the Buyer be required to make any payments or perform any obligations with respect thereto in excess of those that would have constituted an Assumed Liability but for the failure of such Consent to be obtained. If and to the extent such arrangements cannot be made to give the Buyer the economic benefits of any such Contract, then, at the Buyer’s election (exercised in writing prior to Closing or, if the issue arises post-Closing, within thirty (30) days after the Seller’s written notice thereof), such Contract shall be deemed an Excluded Contract and all Liabilities with respect thereto or arising thereunder shall constitute Excluded Liabilities; otherwise, all such Liabilities shall constitute Assumed Liabilities and the Buyer shall perform and satisfy the same in accordance with the terms hereof. From the date hereof until the Closing, except as otherwise requested by the Buyer in writing, the Seller shall continue to use its Commercially Reasonable Efforts to obtain the Consent to the assignment of such Contracts, claim or right; provided that the Buyer shall (A) promptly furnish all information and documentation reasonably requested in connection therewith, and not require the Seller to commence or prosecute any litigation or other adversarial proceeding in connection therewith unless the Buyer agrees in writing to indemnify the Seller for all related costs, fees and liabilities and without any obligation to incur any material expense or provide any material concession, modification or accommodation, to the counterparty of such Assumed Contract.

Article II.
CLOSING
2.1Time and Place of the Closing.
Unless this Agreement shall have been terminated in accordance with Article VIII, the Parties shall consummate the transactions contemplated in this Agreement (the “Closing”) remotely by exchange of documents and signatures (or their electronic counterparts) on the third (3rd) Business Day following the satisfaction or waiver of all conditions to Closing set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing), or on such other date as may be mutually agreed by the Parties in writing (such date, the “Closing Date”). The Closing shall occur no later than the date that is thirty (30) days after the Ford Cutoff (the “Outside Date”); provided, however, that if the Outside Date is extended pursuant to Section 5.14, the term “Outside Date” shall mean the Outside Date as so extended. The Closing will be effective as of 12:01 a.m. (ET) on the Closing Date (the “Effective Time”). The Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously as of the Effective Time unless specifically stated as of a different time.
2.2Closing Deliverables.
(a)Closing Deliverables of the Seller Parties. At the Closing, the Seller Parties shall deliver to the Buyer, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following:
(i)a bill of sale and assignment and assumption agreement with respect to the Acquired Assets, including the Assumed Contracts, substantially in the form of Exhibit A attached hereto (the “Bill of Sale and Assignment and Assumption Agreement”), duly executed by the Seller;
(ii)an assignment, substantially in the form of Exhibit B attached hereto, (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property assets to Buyer;
(iii)with respect to each Lease, an Assignment and Assumption of Lease, substantially in the form of Exhibit C attached hereto, (each, an “Assignment and Assumption of Lease”) and duly executed by Seller;
(iv)possession of the Equipment, the Tooling, and any and all other tangible Acquired Assets;
(v)evidence of full and complete payment of all Indebtedness of the Seller (or payoff letters with respect to such Indebtedness) to the extent such Indebtedness is secured by a Lien on any of the Acquired Assets, other than a Permitted Lien;
(vi)releases of (pursuant to UCC-3s, as applicable, or other relevant instrument) all Liens, other than Permitted Liens, encumbering the Acquired Assets;
(vii)a certificate of the Secretary (or other authorized person) of the Seller: (A) certifying that attached thereto are true and complete copies of all resolutions adopted by the Member, authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect; and (B) certifying as to the incumbency of the officers of such entity executing this Agreement and the Transaction Documents to which it is a party on behalf of such entity;
(viii)a certificate, dated not earlier than the tenth (10th) Business Day prior to the Closing Date, of the Secretary of State of the state of formation of the Seller and in each state in which the Seller is qualified to conduct business, stating that the Seller is in good standing or has comparable active status in such state;
(ix)each of the third-party Consents set forth on Schedule 2.2(a)(ix), in a form reasonably acceptable to the Buyer;
(x)an IRS Form W-9 from Seller, as of the Closing Date;

(xi)any tax clearances requested by the Buyer that are required pursuant to Section 5.13;
(xii)the certificate required by Section 6.2(d); and
(xiii)such other documents relating to the transactions contemplated by this Agreement as the Buyer may reasonably request.
(b)Closing Deliverables of the Buyer. At the Closing, the Buyer shall deliver to the Seller, in addition to any other documents to be delivered under the provisions of this Agreement, all of the following:
(i)the Closing Cash Consideration in accordance with Section 1.5(b)(ii);
(ii)the Bill of Sale and Assignment and Assumption Agreement, duly executed by the Buyer;
(iii)the Assignment and Assumption of Lease, duly executed by the Buyer;
(iv)a certificate of the Buyer’s secretary: (A) certifying that attached thereto are true and complete copies of all resolutions adopted by the Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect; and (B) certifying as to the incumbency of the officers of the Buyer executing this Agreement and the Transaction Documents to which it is a party;
(v)the certificate required by Section 6.3(c); and
(vi)such other documents relating to the transactions contemplated by this Agreement as the Seller Parties may reasonably request.
Article III.
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
As a material inducement for the Buyer to enter into this Agreement and the Transaction Documents to which it is a party, the Seller represents and warrants to the Buyer as follows, provided that the representations and warranties set forth in Sections 3.1(b), 3.1(d), 3.2(b), 3.3(a)(vi), 3.3(c), 3.3(d), 3.10(b), and 3.13(b) (collectively, the “Member Representations and Warranties”) are made only by the Member with respect to itself.
3.1Organization; Power; Authorization.
(a)The Seller is a limited liability company duly formed and validly existing under the Laws of the State of Michigan. The Seller is duly qualified or licensed to do business and is in good standing (or has comparable active status) in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect. The Seller has made available to the Buyer, prior to the date hereof, true, correct and complete copies of the Organizational Documents of the Seller as currently in effect. The Seller possesses all requisite limited liability company power and authority necessary to own, license, use or lease and operate its assets and properties, to carry on its business as currently conducted, to execute and deliver this Agreement and all other agreements, certificates, instruments and documents contemplated hereby, including the Bill of Sale and Assignment and Assumption Agreement (collectively, the “Transaction Documents”) to which it is a party, and to carry out the transactions contemplated by this Agreement and the Transaction Documents to which it is a party.
(b)The Member is a limited liability company duly formed and validly existing under the Laws of the State of Michigan. The Member possesses all requisite corporate power and authority necessary to own, license, use or lease and operate its respective assets and properties, to carry on its respective business as currently conducted, to execute and deliver this Agreement and the Transaction Documents to which it is a party, and to carry out the transactions contemplated by this Agreement and the Transaction Documents to which it is a party.
(c)The Seller’s execution, delivery and performance of this Agreement and the Transaction Documents to which the Seller is a party have been duly and validly authorized by the Seller.

No other corporate or limited liability company proceedings or other action on the part of the Seller is necessary to authorize the execution, delivery and performance in accordance with their respective terms of this Agreement and the Transaction Documents. Assuming that this Agreement and the Transaction Documents to which the Buyer is a party have been duly and validly executed by the Buyer, this Agreement constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar Law affecting creditors’ rights generally or by general principles of equity (the “General Enforceability Exceptions”), and the Transaction Documents to which the Seller is a party, when executed and delivered by the Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to the General Enforceability Exceptions.
(d)The Member’s execution, delivery and performance of this Agreement and the Transaction Documents to which the Member is a party have been duly and validly authorized by the Member. No other corporate or limited liability company proceedings or other action on the part of the Member is necessary to authorize the execution, delivery and performance in accordance with their respective terms of this Agreement and the Transaction Documents. Assuming that this Agreement and the Transaction Documents to which the Buyer is a party have been duly and validly executed by the Buyer, this Agreement constitutes a valid and binding obligation of the Member, enforceable in accordance with its terms, except as may be limited by the General Enforceability Exceptions, and the Transaction Documents to which the Member is a party, when executed and delivered by the Member in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Member, enforceable in accordance with its terms, subject to the General Enforceability Exceptions.
3.2Member; Ownership of the Seller.
(a)No Person has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first offer or refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first offer or refusal or other agreement for the purchase, sale or transfer of the Acquired Assets as a result of any action taken by the Seller.
(b)The Member directly owns, free and clear of all Liens, one hundred percent (100%) of the issued and outstanding equity securities of the Seller, and no Person has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first offer or refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first offer or refusal or other agreement for the purchase of any equity interest in the Seller and no Person has any option, warrant, right, call, commitment, conversion right, right of exchange, right of first offer or refusal or other agreement, right or privilege capable of becoming an option, commitment, conversion right, right of exchange, right of first offer or refusal or other agreement for the purchase, sale or transfer of the Acquired Assets as a result of any action by the Member (for itself or on behalf of the Seller).
3.3Non-Contravention.
(a)Except as set forth on Schedule 3.3(a), the execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Seller do not and will not: (i) conflict with, or result in a breach of, any provision of the Organizational Documents of the Seller; (ii) require the consent of or notice to, or action by, any Person under, conflict with, or result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms of any Material Contract affecting the ownership, use or transfer of any Acquired Asset to which Seller is subject; (iii) result in the creation or imposition of any Lien on any of the Acquired Assets; (iv) permit any Person to declare due and payable prior to its stated maturity any obligation of the Seller; (v) violate any Law, Order or Permit applicable to the Seller or the Acquired Assets; or (vi) violate any Law, Order or Permit applicable to the Member or the outstanding equity securities of the Seller or any of the Member’s other assets (solely to the extent any such violation as to the Member or such other assets would materially adversely affect the ability of the Member to timely consummate the transactions contemplated hereby).
(b)Except as disclosed on Schedule 3.3(b), no filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority (each, a “Governmental Consent”) or notice to, or consent of, any other Person is required to be obtained or made in connection with or as a result of the execution and delivery by the Seller of this Agreement and the Transaction Documents to which the Seller is a party or the performance by the Seller of the transactions contemplated by this Agreement and the Transaction Documents to which the Seller is a party.
(c)Except as set forth on Schedule 3.3(c), the execution, delivery and performance by the Member of this Agreement and the Transaction Documents to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Member do not and will not: (i) conflict with, or result in a breach of, any provision of the Organizational Documents of the Member; (ii) require the consent of or notice to, or action by, any Person under, conflict with, or result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms of any Assumed Contract to which it is subject; (iii) result in the creation or imposition of any Lien on any of the Acquired Assets; (iv) permit any Person to declare due and payable prior to its stated maturity any obligation of the Member; or (v) violate any Law, Order or Permit applicable to the Member or any of the Member’s assets.
(d)Except as disclosed on Schedule 3.3(d), no Governmental Consent or notice to, or consent of, any other Person is required to be obtained or made in connection with or as a result of the execution and delivery by the Member of this Agreement and the Transaction Documents to which the Member is a party or the performance by the Member of the transactions contemplated by this Agreement and the Transaction Documents to which the Member is a party.
3.4Financial Statements.
Complete copies of the internal balance sheets for the years ended December 31, 2025 and 2024 (the “Balance Sheet”), and the statement of operations for the years ended December 31, 2025 and 2024 for the Business (together with the Balance Sheets, the “Financial Statements”) are attached as Schedule 3.4 hereto in the Disclosure Schedules. The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. Seller maintains a standard system of accounting for the Business. Except as otherwise expressly set forth herein, Seller makes no representation or warranty with respect to any financial statements of Seller or any retained assets, liabilities, or operations not included in the Business.
3.5Undisclosed Liabilities Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of December 31, 2025, and (b) those which have been incurred in the Ordinary Course since December 31, 2025, and which are not, individually or in the aggregate, material in amount.
3.6Acquired Inventory.As of the Closing Date, there will be no (or only nominal) Acquired Inventory, and no representations or warranties are made with respect to Acquired Inventory.
3.7Assets.
    Except as set forth on Schedule 3.7(a), the Seller has good and valid title to, or a valid leasehold or license interest in, the Acquired Assets, free and clear of all Liens (other than Permitted Liens). At the Closing, the Seller will deliver the Acquired Assets to the Buyer, free and clear of all Liens (other than Permitted Liens). The Equipment and Tooling are in good and usable operating condition and repair (except for ordinary wear and tear), and, have been regularly maintained in all material respects consistent with Seller’s past practices and are not in need of any repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Seller has continuously operated the Business and the Acquired Assets for a period of not less than five (5) years and using no names other than the names of the Seller. The Acquired Assets (in combination with the equipment and tooling owned by Ford) constitute all of the assets necessary to operate the Business as currently operated. None of the Excluded Assets are material to the Business.
3.8Real Property.
(a)The Seller does not own, and the Seller has never owned, any fee interest in real property.
(b)Schedule 3.8(b) sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true, correct and complete copy of each Lease. With respect to each Lease:
(i)such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;
(ii)Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;
(iii)Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv)Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)Seller has not pledged, mortgaged or otherwise granted any Lien on its leasehold interest in any Leased Real Property.
(c)Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.
3.9Intellectual Property.
(a)Seller owns all right, title and interest in and to the Intellectual Property included in the Acquired Assets (the “Transferred IP”), free and clear of all Liens other than Permitted Liens. Seller has a valid right to use all other material Intellectual Property used in the operation of the Business, pursuant to licenses or other agreements listed on Schedule 3.9(a) (excluding any Off-The-Shelf software).
(b)The Transferred IP, together with the Intellectual Property rights licensed to Seller under the agreements disclosed on the Disclosure Schedules, constitute all material Intellectual Property necessary for the conduct of the Business substantially as conducted immediately prior to Closing.
(c)Seller has obtained from each current and former employee and independent contractor who materially contributed to the creation or development of any Transferred IP a valid and enforceable assignment of such person's rights in such Intellectual Property to Seller, to the extent necessary for Seller to own the Transferred IP.

(d)To Seller’s Knowledge, the conduct of the Business and the use of the Transferred IP have not infringed, misappropriated, or otherwise violated any Intellectual Property rights of any third party. Seller has not received during the past three (3) years any written claim alleging that the Business or any Transferred IP infringes, misappropriates, or violates any Intellectual Property rights of any third party.
(e)There is no pending or, to Seller’s Knowledge, threatened claim challenging Seller’s ownership of any Transferred IP or alleging infringement, misappropriation, or other violation by the Business or any Transferred IP of any third-party Intellectual Property rights.
(f)Except as set forth in Schedule 3.9(f), neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will result in the loss, termination, impairment, or material restriction of any right to use or exploit any material Transferred IP or require the consent of any third party for the assignment or transfer thereof to Buyer.
3.10Material Contracts; Assumed Contracts.
(a)Schedule 3.10(a) sets forth a list of all Material Contracts. The Seller has made or will make available to the Buyer, a true, correct and complete copy (or if none exists, a reasonably complete and accurate written description) of each Material Contract (as amended to date). Each Material Contract necessary for the operation of the Business following the Closing is included among the Assumed Contracts set forth on Schedule 1.2(a)(vi).
(b)Each Assumed Contract is: (i) in full force and effect; and (ii) a legal, valid and binding right and obligation of the Seller, as applicable, subject to the General Enforceability Exceptions and, to the Knowledge of the Seller, a legal, valid and binding obligation of each other party thereto, subject to the General Enforceability Exceptions. The Seller and, to the Knowledge of the Seller, each counterparty to each Assumed Contract has performed all obligations required to be performed by it and has not violated, breached or committed any uncured default in any respect. Except as set forth on Schedule 3.10(b), there is not any existing event or events that, with or without the lapse of time or the giving of notice, or both: (x) constitutes a default, breach or violation by the Seller of any Assumed Contract; or (y) would cause or permit the termination, modification or acceleration of, or other changes to, any right or obligation or the loss of any benefit under any Assumed Contract. The Seller has not given to, or received from, any other party to any Assumed Contract any notice or other written or oral communication regarding any actual or alleged breach of or default under, threat or indication of any intention to terminate prior to the expiration of its term, or unresolved grievance under or with respect to, any Assumed Contract by the Seller or any other party to such Assumed Contract. The Member (for itself or on behalf of the Seller) has not given to, or received from, any other party to any Assumed Contract any notice or other written or oral communication regarding any actual or alleged breach of or default under, threat or indication of any intention to terminate prior to the expiration of its term, or unresolved grievance under or with respect to, any Assumed Contract by the Seller or any other party to such Assumed Contract.
3.11Employees.
(a)Schedule 3.11(a) contains a true and complete list of: (i) all of the officers of the Seller specifying their position, annual rate of compensation, work location, length of service and other benefits provided to each of them, respectively; and (ii) all other employees, leased employees or independent contractors of the Seller, specifying their position, status, annual salary, hourly wages, work location, length of service, other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee or independent contractor on such list who is: (A) subject to any written Employment Agreement or any other written Contract (excluding offer letters for employment at will that are terminable without severance or other penalty and upon less than thirty (30) days’ notice); and/or (B) not actively at work due to a leave of absence and the reason for such leave of absence (e.g., Family Medical Leave Act, disability, etc.) ((i) and (ii), collectively, the “Seller Employees”).

(b)Except as set forth on Schedule 3.11(b), the Seller is not a party to or bound by any Employment Agreement. Except for the Collective Bargaining Agreement, the Seller is not a party to or bound by any collective bargaining agreement relating to any of the Seller Employees. The Collective Bargaining Agreement will not be binding, in whole or in part, on the Buyer or its Affiliates in connection with the transactions contemplated by this Agreement. There is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of the Seller, threatened against or affecting the Business. There is no organizational effort presently being made or, to the Knowledge of the Seller, threatened by or on behalf of any labor union with respect to the Seller Employees. In the preceding three (3) years, Seller has not committed any unfair labor practice (in violation of any Law) in connection with the Business, no charge alleging any unfair labor practice has been filed in the preceding three (3) years or is currently pending against the Seller, and the Seller is in material compliance with all applicable federal, state and local wage and hour Laws governing payment of wages or overtime pay and all other Laws related to employment, including all Laws governing the classification of employees as exempt or non-exempt and the classification of independent contractors. There is no pending or, to the Knowledge of the Seller, threatened grievance, arbitration, or unfair labor practice charge, and there are no outstanding or unsatisfied arbitration awards or settlements, relating to the Business or any Seller Employee. The Seller has satisfied all obligations to bargain with the Union, including any obligation to bargain over the effects of any layoff, shutdown, or the transactions contemplated by this Agreement, and the Seller has not made any commitment, agreement, understanding or promise (whether or not legally binding) to the Union or any Seller Employee regarding post-Closing employment, wages, benefits, seniority, or retention or transaction bonuses.
(c)The Seller has complied in the past three (3) years with all requirements to give notice to its employees and to any Governmental Authority pursuant to any applicable Law with respect to the employment, discharge or layoff of employees by the Seller before or at the time of the Closing, including, to the extent it may be applicable, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and any similar state or local Law and any rules or regulations as have been issued in connection with the foregoing.
(d)The Seller has complied during the preceding three (3) years with all I-9 (Employment Eligibility Verification) obligations with regard to each current or former employee of the Seller, and Seller has completed a valid Form I-9 for each such employee. No Seller Employee has a principal place of employment outside the United States or is subject to the labor and employment Laws of any country other than the United States. Each Seller Employee who performs services in the United States is, to the Knowledge of Seller, authorized to work in the United States under the Immigration Reform and Control Act of 1986, as amended, and all other applicable Laws. Seller is in compliance in all material respects with and has complied with all immigration laws, including any applicable mandatory E-Verify obligations.
3.12Employee Benefit Plans.
(a)Schedule 3.12(a) contains a true and complete list of each benefit, pension, retirement, supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock, stock-based, change in control, retention, severance, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, welfare, dental, disability, life insurance, accidental death and dismemberment, fringe-benefit, and other similar agreement, plan, contract, policy, program, practice, or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been established, maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller has or may have, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have, any Liability, contingent or otherwise (each, a “Benefit Plan”).

(b)Seller has made available to Buyer an accurate, current, and complete copy of each Benefit Plan, to the extent such document exists, or, if no such document exists, a summary of the material terms and conditions thereof.
(c)Each Benefit Plan has been established, administered and maintained in accordance with its terms and in material compliance with all applicable Laws. Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Retirement Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, and nothing has occurred that could reasonably be expected to result in the revocation of the qualification of such Qualified Retirement Plan. All benefits, contributions and premiums relating to each Benefit Plan that are required to be made or accrued in accordance with the terms of such Benefit Plan and/or all applicable Laws prior to the Closing Date have been made or accrued.
(d)Except as set forth on Schedule 3.12(d), neither Seller nor any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored, or maintained any (i) multiemployer employer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), (ii) “single-employer plan” within the meaning of Section 4001(a)(15) of ERISA, or (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code. None of the Benefit Plans are subject to the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, and none of the assets of Seller or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code.
(e)Neither Seller nor any ERISA Affiliate has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to any Benefit Plan and nothing has occurred that could reasonably be expected to constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Benefit Plan; (ii) except for payments of premiums to the PBGC which have been timely paid in full, not incurred any liability to the PBGC in connection with any Benefit Plan covering any active, retired, or former employees or directors of Seller or any ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility or withdrawn from any such Benefit Plan in a manner that could subject it to liability under Sections 4062, 4063, or 4064 of ERISA; (iii) failed to comply in all material respects with ERISA Sections 601 to 608 and Code Section 4980B; or (iv) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of ERISA Sections 4201 or 4204 to any Multiemployer Plan, and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such Multiemployer Plan that could result in any liability of Seller or any ERISA Affiliate to any such Multiemployer Plan.
(f)Neither Seller nor any ERISA Affiliate has now or at any time within the previous six (6) years contributed to, sponsored, or maintained any "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.
(g)Except as set forth in Schedule 3.12(g) and other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan or other arrangement provides post-termination or retiree medical benefits to any individual for any reason.
(h)There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits) and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority (including the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program, or the Delinquent Filers Voluntary Correction Program.)

(i)Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Seller does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
3.13Litigation.
(a)Except as set forth in Schedule 3.13(a), there are no Actions pending or, to Seller's Knowledge, threatened against or by Seller (a) relating to or affecting the Business, Acquired Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Except as set forth in Schedule 3.13(a), there are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Order set forth on Schedule 3.13(a) (if any). No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Order (if any).
(b)Except as set forth on Schedule 3.13(b), the Member is not a party to, nor has the Member received written notice of, any Action or Order, and no Action or Order is pending or, to the Knowledge of the Member, threatened: (a) against, relating to, affecting or involving Member with respect to the Business or any of the Acquired Assets; or (b) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby, and to the Knowledge of the Member, no event has occurred or condition or circumstance exists that may give rise to, or serve as a basis for the commencement of, any Action or issuance of any Order referenced in this Section 3.13.
3.14Compliance with Laws; Business Permits.
(a)Except as set forth Schedule 3.14(a), Seller has complied in all material respects, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets.
(b) The Seller has obtained all Permits required to conduct the Business and operate the Acquired Assets as currently conducted and operated and to own the Acquired Assets (collectively, the “Business Permits”). Each Business Permit: (i) is listed on Schedule 3.14(b), (ii) has been legally obtained and maintained, and (iii) is in full force and effect and will be in full force and effect at the Closing. Neither the execution nor delivery of this Agreement, nor the performance of any of the transactions contemplated hereby will: (1) require any assignment, consent, waiver or other action in respect of any Business Permit; (2) give rise to any right of termination or modification of any Business Permit; or (3) to the Knowledge of Seller, result in a need for additional Business Permits.
3.15Environmental Matters.
(a)Except as set forth on Schedule 3.15(a): (i) to the Knowledge of the Seller, the Seller, the Business, and the Acquired Assets currently are and, to the Knowledge of the Seller, have been in compliance in all material respects during the last five (5) years with all Environmental Laws; (ii) with respect to the Business or the Acquired Assets, no Seller Party has received from any Person any Environmental Claim, which is pending or remains unresolved, or is the source of ongoing obligations or requirements; (iii) the Seller is not subject to any Order from any Governmental Authority under Environmental Law with respect to the Business or the Acquired Assets; and (iv) to the Knowledge of the Seller, no basis for an Environmental Claim against the Seller exists with respect to the Business or the Acquired Assets.
(b)The Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed on Schedule 3.15(b)) required for the operation of the Business, and the ownership, lease, operation or use of the Acquired Assets. All such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Seller through the Closing in accordance with Environmental Law, except for expirations or renewals in the Ordinary Course of Business. Except as set forth on Schedule 3.15(b), the Seller has not received any Environmental Claim or notice of any change in the status or terms and conditions of any Environmental Permit during the last five (5) years, in each case with respect to the Business or the Acquired Assets. There is no pending or, to the Knowledge of the Seller, threatened revocation, modification or limitation of any Environmental Permit.
(c)Except as set forth on Schedule 3.15(c), there has been no Release by Seller or, to the Knowledge of the Seller, threatened Release of Hazardous Substances by Seller except in compliance with Environmental Law with respect to the Business or the Acquired Assets or any real property currently owned, operated or leased by the Seller where any portion of the manufacturing, warehousing or ancillary operations (including, in each case, the parking at such operations) of the Seller are conducted, and no Seller Party has received an Environmental Claim during the last five (5) years that any real property currently owned, operated or leased in connection with the Business (including soils, groundwater, sediments, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Substance: (i) in violation of Environmental Law or any Environmental Permit by the Seller; or (ii) which could reasonably be expected to result in the imposition of an obligation on the Seller under Environmental Law.
(d)To the Knowledge of the Seller, none of the Business or the Acquired Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(e)Schedule 3.15(e) contains a complete and accurate list of: (i) all off-site Hazardous Substances treatment, storage or disposal facilities or locations used by the Seller; (ii) all off site reclamation and recycling locations to which any materials or substances were sent by the Seller during the five (5) years prior to the date hereof; or (iii) with respect to (i) and (ii), for which the Seller has received notice that the Seller, and any predecessors as to which the Seller retains Liability, is potentially responsible for environmental investigation, cleanup costs or other removal or remedial costs.
(f)Schedule 3.15(f) contains a complete and accurate list of all active or, abandoned aboveground or underground storage tanks, landfills, dumps, pits, ponds, lagoons, dry wells, impoundments, septic systems, trench drains, oil/water separators and sumps, any of which are or, to the Knowledge of the Seller, were used to manage or receive Hazardous Substances, located or, to the Knowledge of the Seller, formerly located on any real property currently owned, operated or leased by the Seller, together with a general description of the materials stored therein, except for any such items that are no longer in use and would not reasonably be expected to give rise to material Liability.
(g)The Seller has not retained or assumed, by Contract or operation of Law, any Liabilities or obligations of third parties under Environmental Law.
(h)The Seller has made available to Buyer in the Data Room, prior to the date hereof, true, correct and complete copies of: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, environmental risk assessments and other similar documents with respect to the Business and the Acquired Assets or any currently owned, operated or leased real property related to compliance with Environmental Laws, Environmental Claims or the Release of Hazardous Substances in its possession or control or in the possession or control of any consultants or contractors engaged during the last five (5) years by or through the Seller, but only to the extent they would be customary deliverables by such consultants or contractors upon the request of the Seller and are in the Seller’s possession or control after commercially reasonable efforts to obtain them; and (ii) any and all documents concerning planned capital or major maintenance expenditures required by Environmental Laws to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with Environmental Laws (including, costs of remediation, pollution control equipment and operational changes) with respect to the Business and the Acquired Assets.

(i)Except as set forth on Schedule 3.15(i), no work, repair, construction or expenditures are planned, or to the Knowledge of the Seller, required, with respect to the Business or the Acquired Assets in order to comply with applicable Law, including Environmental Laws (nor has any Seller Party received any notice of such requirement from a Governmental Authority or other Person).
3.16Data Privacy and Security
(a) Except as set forth on Schedule 3.16(a), all Information Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past five (5) years, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Information Systems that has not been remedied. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Information Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.
(b)Except as set forth on Schedule 3.16(a), Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past five (5) years, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning the Seller's collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller's Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.
3.17Taxes
(a)All Taxes due and owing by Seller relating to the Business or the Acquired Assets have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller relating to the Business or the Acquired Assets, except as set forth on Schedule 3.17(a). All Tax Returns with respect to the Business required to be filed by Seller for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects.
(b)Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.
(c)Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(d)There are no Liens for Taxes upon any of the Acquired Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Liens for Taxes on any of the Acquired Assets (other than for current Taxes not yet due and payable).
3.18Insolvency. The Seller is not now insolvent, and the Seller will not be rendered insolvent by any of the transactions contemplated hereby.
3.19Insurance.
(a)Schedule 3.19 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Acquired Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Acquired Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since the commencement of such Insurance Policy’s term. Except as set forth on Schedule 3.19, there are no claims related to the Acquired Assets or the Assumed

Liabilities pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All the Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.
3.20Products Liability. Except as set forth on Schedule 3.20, to the Knowledge of the Seller, neither the Seller, nor any predecessor or Affiliate thereof, has manufactured, sold, distributed, marketed or installed, or any asbestos containing products. The Seller has not in the last five (5) years received (in connection with any product containing asbestos manufactured, sold or distributed by the Business) notice of any (i) claim or allegation of personal injury, death or property or economic damages; (ii) product recall; (iii) claim for punitive or exemplary damages; (iv) claim for contribution or indemnification; or (v) claim for injunctive relief, in each case, related to asbestos containing products.
3.21Related Party Transactions. Except as set forth on Schedule 3.21, there are no Contracts or other arrangements involving the Business in which Seller, its Affiliates, or any of its or their respective directors, officers, or employees or any Family Members thereof is a party, has a financial interest, or otherwise owns or leases any Acquired Asset.
3.22Brokerage. Except as set forth on Schedule 3.22, there are no claims for, or rights to, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which any Seller Party (or its Affiliates) is subject for which the Buyer could become liable or obligated.

Article IV.
REPRESENTATIONS AND WARRANTIES OF THE BUYER
As a material inducement for each Seller Party to enter into this Agreement and the Transaction Documents to which it is a party, the Buyer represents and warrants to the Seller Parties as follows:
4.1Organization, Power; Authorization.
(a)The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Georgia. The Buyer is duly qualified or licensed to do business and is in good standing (or has comparable active status) in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the Buyer.
(b)The Buyer possesses all requisite corporate power and authority necessary to own, use or lease and operate its properties, to carry on its business as currently conducted, to execute and deliver this Agreement and the Transaction Documents to which it is party and to carry out the transactions contemplated by this Agreement and the Transaction Documents to which it is a party.
(c)The execution, delivery and performance of this Agreement and the Transaction Documents to which the Buyer is a party have been duly and validly authorized by the Buyer. No other limited liability company proceedings or other action on the part of the Buyer is necessary to authorize the execution, delivery and performance in accordance with their respective terms of this Agreement and the Transaction Documents. Assuming that this Agreement and the Transaction Documents have been duly and validly executed by the applicable Seller Parties this Agreement constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to the General Enforceability Exceptions, and all Transaction Documents to which the Buyer is a party, when executed and delivered by the Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Buyer, enforceable in accordance with their terms, subject to the General Enforceability Exceptions.
4.2Non-Contravention. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (ii) violate or conflict with any provision of any Law or Order applicable to Buyer; or (iii) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Order.
4.3Sufficiency of Funds. The Buyer will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Closing Cash Consideration and any other amounts to be paid by it hereunder and to otherwise consummate the transactions contemplated by, and perform its obligations under, this Agreement.
4.4Litigation. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
4.5Brokerage. There are no claims for, or rights to, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which the Buyer (or its Affiliates) is subject for which any of the Seller Parties could become liable or obligated.

Article V.
COVENANTS
5.1Conduct of the Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall (x) conduct the Business in the Ordinary Course; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall: (a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Acquired Assets; (b) pay the debts, Taxes and other obligations of the Business when due; (c) maintain the properties and assets included in the Acquired Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear; (d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law; (e) defend and protect the properties and assets included in the Acquired Assets from infringement or usurpation; (f) perform all of its obligations under all Assumed Contracts; (g) maintain the Books and Records in accordance with past practice; (h) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Acquired Assets; and (i) not take or permit any action that would result in a Material Adverse Effect.
5.2Access to Information. From the date hereof until the Closing, Seller shall, upon reasonable prior written notice of not less than two (2) Business Days, (a) afford Buyer and its mutually agreed upon Representatives reasonable access, during normal business hours, to and the right to inspect all of the Real Property, properties, assets, premises, Contracts and other documents and data related to the Business; (b) furnish Buyer and its mutually agreed upon Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, that any such access and investigation, including requested travel by Buyer for Seller Employees, shall be conducted at Buyer’s sole cost and expense, shall be subject to any confidentiality or non-disclosure agreement between the Parties, and shall not unreasonably interfere with the conduct of the Business or the other businesses of Seller or unreasonably consume the time of the Seller Employees. Without limiting the foregoing, Seller shall permit Buyer and its Representatives to conduct environmental due diligence of the Leased Real Property, including the collecting and analysis of samples of indoor or outdoor air, potentially hazardous building materials, surface water, groundwater or surface or subsurface land on, at, in, under or from the Leased Real Property. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.
5.3No Solicitation of Other Bids.
(a)From the date hereof until the Closing or, if earlier, the termination of this Agreement in accordance with Article VIII, the Seller Parties shall not, and shall not authorize or permit any of their Affiliates or any of their respective Representatives to, directly or indirectly, except in furtherance of the transactions contemplated hereby: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding proposals or offers from any Person relating to the transactions contemplated herein or regarding an Acquisition Proposal; (ii) participate in any discussions or negotiations, or provide any information with respect to, or otherwise cooperate in any way with, or assist, facilitate or knowingly encourage any Acquisition Proposal by any other Person; or (iii) enter into any agreement, arrangement or understanding (whether or not binding) regarding an Acquisition Proposal. The Seller Parties shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal, offer or indication of interest from any Person (other than the Buyer or any of its Affiliates) for the purchase of the Business as currently conducted in Detroit, Michigan.
(b)In addition to the other obligations under this Section 5.3, the Seller Parties shall promptly (and in any event within forty-eight (48) hours after receipt thereof by any Seller Party, an Affiliate of any Seller Party or any of their respective Representatives) advise the Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and, subject to any confidentiality agreement entered into not in violation of this Agreement, the identity of the Person making the same.
(c)Seller agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
(d)Notwithstanding anything in this Section 5.3 to the contrary, the covenants and restrictions set forth in this Section 5.3 shall automatically terminate and be of no further force or effect upon the earliest to occur of: (i) the Outside Date, (ii) the failure of the condition set forth in Section 6.2(f) to be satisfied as of the date hereof; and (iii) the termination of this Agreement in accordance with Article VIII, whereupon each Seller Party shall thereafter be free to solicit, negotiate, and enter into any Acquisition Proposal or alternative transaction without restriction under this Agreement.
5.4Disclosure Schedules; Notification.
(a)The Seller Parties shall deliver the Disclosure Schedules to the Buyer no later than thirty (30) days prior to the Diligence Completion Date. Capitalized terms used in the Disclosure Schedules but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

(b)From time to time prior to the Closing, the Seller Parties shall promptly notify the Buyer in writing of:
(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by either Seller Party hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the covenants set forth in Article V or conditions set forth in Article VI to be satisfied;
(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;
(iv)any fact with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date hereof by the Member, would have been required to be set forth or described on the Disclosure Schedules or that is necessary to complete or correct any information in the Disclosure Schedules or in any representation and warranty of the Seller Parties that has been rendered inaccurate thereby;
(v)of any claim by a third party that an Assumed Contract has been breached, is in default, may be terminated or may not be renewed or that a Consent would be required as a result of the transactions contemplated by this Agreement; or
(vi)any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement.
(c)No notice given pursuant to this Section 5.4 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit any Party’s right to indemnity under Article VII and shall not be deemed to amend or supplement the Disclosure Schedules.
5.5Employee Matters.
(a)
(a)From the date hereof until the Closing, the Seller shall, and the Member shall cause the Seller to, use Commercially Reasonable Efforts to retain the services of the Seller Employees through the Closing. The Seller shall (i)not make any commitment, representation, or promise (whether or not legally binding) to the Union or any Seller Employee regarding post-Closing employment, wages, benefits, seniority, or retention or transaction bonuses without prior written consent of the Buyer; and (ii) promptly (and in any event within two (2) Business Days) notify the Buyer in writing if any manager or more than five (5) non-union, salaried Seller Employees give notice of an intention to terminate employment or if the Union asserts any position that would reasonably be expected to impair the retention of the Seller Employees at or after Closing. Notwithstanding anything to the contrary, nothing in this Section shall obligate the Buyer to assume, or be deemed an assumption by the Buyer of, the Collective Bargaining Agreement or any obligation to the Union or be construed to make the Buyer a successor employer or otherwise obligate the Buyer to recognize or bargain with the Union.
(b)Effective as of the Closing Date, the Buyer (or its designated Affiliate) may offer employment to certain Seller Employees employed by the Seller directly in connection with the Business immediately before the Closing (collectively, the “Eligible Employees”) on terms established by the Buyer, in its sole discretion. Those Eligible Employees who accept such offers of employment and satisfy the Buyer’s pre-hiring procedures effective as of the Closing Date shall be referred to herein as the “Hired Employees;” provided, that to the extent that any of the Buyer’s pre-hiring procedures cannot be completed under applicable Law prior to the Buyer making an offer to any such employee, then if such Eligible Employee begins employment with the Buyer but, during the two (2) weeks following the Closing, subsequently fails to satisfy such pre-hiring procedures, such employee shall not be a Hired

Employee under the terms of this Agreement. Nothing in this Agreement obligates the Buyer to offer employment to, or to hire, any minimum number of Seller Employees, and the Buyer shall be free to establish the initial terms and conditions of employment for any Hired Employee in its sole discretion. Buyer shall be solely responsible for any and all Liabilities arising out of Buyer’s or its Affiliate’s decision to revoke or cancel an offer of employment to any Seller Employee or terminate the employment of any Seller Employee or Hired Employee following extension of an offer of employment to such individual or their hire by Buyer or its Affiliate.
(c)To the extent permitted by applicable Law, the Seller shall use Commercially Reasonable Efforts to provide in a timely manner (but in any event at least ten (10) days) prior to the Closing to the Buyer such information and documents relating to the Benefit Plans, employee policies, employee and payroll data, service crediting data, performance data and other employment-related information as may reasonably be requested by Buyer to facilitate the transition of Hired Employees to employment on or after the Closing by the Buyer or its Affiliates and to participation in new or existing employee benefit plans or programs of the Buyer or its Affiliates. The Seller shall transfer, or provide copies thereof, to the Buyer at the Closing, the personnel records of the Hired Employees. To the extent that the Seller has not provided to the Buyer business and employee records and files related to the conduct of the Business prior to the Closing Date (including personnel files and accounting, payroll, purchasing and sales records), the Seller shall maintain such records for five (5) years from the Closing Date and the Buyer shall be entitled to inspect or obtain copies of such records from the Seller promptly following the Buyer’s request therefor.
(d)After the Closing, the Seller and the Buyer shall each make its appropriate employees available to the other at such reasonable times as may be reasonably necessary for the proper administration by the other of any and all matters relating to employee benefits and workers’ compensation claims affecting their employees both prior to and after the Closing.
(e)The Buyer: (i) shall not assume the sponsorship of any of the Seller’s Benefit Plans; (ii) shall not become a participating employer under any of the Seller’s Benefits Plans; and (iii) shall have no duties or responsibilities under, or with respect to, any of the Seller’s Benefit Plans. Without limiting the foregoing, the Buyer shall not assume any Liability of the Seller or any ERISA Affiliate of the Seller with respect to contributions to or withdrawal liability under any Multiemployer Plan, and the Seller shall indemnify, hold harmless and reimburse the Buyer or any Affiliate of the Buyer for any such Liabilities incurred by the Buyer or any Affiliate of the Buyer, including any withdrawal liability incurred by the Buyer after the Closing with respect to any Multiemployer Plan to the extent such withdrawal liability relates to the Seller’s or any ERISA Affiliate’s, rather the Buyer’s, contribution history to such Multiemployer Plan.
(f)Without limiting the generality of Section 9.10, the provisions of this Section 5.5 are for the sole benefit of the Parties and nothing herein, whether express or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Seller Employee), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 5.5) under or by reason of any provision of this Agreement. Nothing in this Section 5.5 shall obligate the Buyer or its Affiliates to continue the employment of any Hired Employee for any period of time after the Closing.
(g)The Seller Parties (jointly and severally) shall be solely responsible for, and agree to indemnify and hold harmless the Buyer and its Affiliates from and against, any Liabilities under the WARN Act and any similar state and local Law with respect to any employee of the Seller who is found to have suffered an “employment loss” under the WARN Act and any similar state and local Law as of the Effective Time or otherwise prior to such individual’s hire or employment by Buyer or its Affiliates.
5.6Commercially Reasonable Efforts; Further Assurances; Purchase Price Guaranty.
(a) Subject to the terms and conditions of this Agreement, the Member and the Buyer shall cooperate with each other and use their Commercially Reasonable Efforts: (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all applicable requirements of Law which may be imposed on such Party with respect to the consummation of the transactions contemplated by this Agreement, and, subject to the conditions set forth in Article VI to consummate such transactions as promptly as practicable; and (ii) to prepare (or participate in the preparation of) and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use Commercially Reasonable Efforts to obtain, as soon as practicable after the date hereof, all necessary Governmental Consents necessary or advisable in connection with the consummation of the transactions contemplated by this Agreement.
(b)In the event that Buyer assigns this Agreement to an Affiliate (such Affiliate, the “Buyer Assignee”) pursuant to Section 1.7 above, Buyer will cause the Buyer Assignee to perform Buyer’s obligations under this Agreement and the other Transaction Documents to which Buyer is a party. Buyer hereby unconditionally and irrevocably guarantees to Seller the due and punctual payment and performance by Buyer Assignee of any and all undisputed payment obligations of Buyer under this Agreement and the other Transaction Documents to which Buyer is a party (subject to the terms and conditions hereof and thereof), including the due and punctual payment of the Purchase Price, Assumed Liabilities, and any indemnification obligations of Buyer arising hereunder (the “Buyer Guaranteed Obligations”). The foregoing sentence is an absolute, unconditional and continuing guaranty of the full and punctual discharge and performance of the Buyer Guaranteed Obligations, and is a guaranty of payment, not collection. Should a default occur in the discharge or performance of all or any portion of the Buyer Guaranteed Obligations when due, the obligations of Buyer hereunder shall become immediately due and payable.
5.7Confidentiality. From and after the Closing, the parties to this Agreement shall hold, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that such party can show that such information (a) is generally available to and known by the public through no fault of such party, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by such party, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any party to this Agreement or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such party shall promptly notify the other parties in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed, provided that such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
5.8Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer when due. The Party required by applicable Law to do so shall timely file any Tax Return or other document with respect to such Taxes or fees, and the other Party shall cooperate with respect thereto as necessary.
5.9Property Taxes.
(a)All assessments, ad valorem Taxes and property Taxes attributable to the Acquired Assets and any portion thereof (“Property Taxes”) attributable to the ownership of the Acquired Assets during any Tax period beginning and ending on or prior to the Closing Date, whenever assessed and whether or not assessed in arrears (and notwithstanding upon which Party the payment obligation is legally imposed or any prevailing “custom” regarding the “sharing” of any payment thereof), shall be paid by the Seller. The Seller shall, prior to the Closing Date, pay all Property Taxes levied or assessed with respect to the Acquired Assets due and payable for all periods prior to the Closing Date. If any such Property Taxes have not yet been levied or assessed as of the Closing Date and the amount of such Property Taxes is not known as of the Closing Date, then an amount based on the Tax bills for the immediately preceding year shall be included as a Liability of the Seller for purposes of calculating the

Closing Cash Consideration and to the extent so included shall be paid when due by the Buyer. In any such event, once the actual amount of any such Property Taxes is known, the Parties shall promptly remit to each other any amounts owed, which obligations shall survive the Closing hereunder.
(b)All Property Taxes attributable to the ownership of the Acquired Assets during any Tax period in which the Closing Date occurs that begins prior to the Closing Date and ends after the Closing Date shall be apportioned as of the Effective Time between the Seller, on the one hand, and the Buyer, on the other, determined by prorating such Property Taxes on a daily basis over the entire taxable period. The portion of such Property Taxes applicable to the period prior to the Closing Date shall be included as a Liability of the Seller for purposes of calculating the Closing Cash Consideration and to the extent so included shall be paid when due by the Buyer. If the amount of any such Property Taxes is not known as of the Closing Date, then such Property Taxes shall be prorated based on the Tax bills for the immediately preceding year, and the Parties will, on a post-Closing basis, reprorate such Property Taxes once the actual Property Taxes are known, and shall remit to each other any amounts owed, which obligation shall survive the Closing hereunder.
5.10Cooperation on Tax Matters. The Buyer and the Member shall, and, as applicable, shall cause their respective Affiliates to, furnish or cause to be furnished to each other, as promptly as practical, at the requesting Party’s expense, such information and assistance relating to the Acquired Assets as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation of any Tax audit, for the preparation of any Tax protest or for the prosecution or defense of any suit or other Action relating to Tax matters.
5.11[Reserved.]
5.12Bulk Sales. The Buyer and the Seller hereby waive compliance with any applicable “bulk sales” or other similar Law in connection with the transactions contemplated hereby, provided that such waiver shall in no way affect the Excluded Liabilities or the obligations of the Seller (or, if applicable, the Member) with respect thereto.
5.13Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller or where Seller has a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.
5.14Casualty. If, before the Closing all or any material portion of the uninsured Equipment or the Tooling or the other uninsured Acquired Assets used in the operation of the Business are damaged or destroyed by fire or other casualty (such event a “Casualty”), then the Seller shall promptly notify the Buyer of such Casualty in writing (such notice, the “Casualty Notice”) and provide the Buyer with Seller’s reasonable estimate of the aggregate cost to repair or replace the damaged or destroyed Acquired Assets (such aggregated cost, the “Casualty Damages”). If, as a result of any such casualty, the Casualty Damages exceed Two Hundred Fifty Thousand Dollars and Zero Cents ($250,000) (the “Casualty Threshold”), then Buyer may elect to terminate this Agreement upon written notice to Seller no later than fifteen (15) days from the date the Casualty Notice is received by the Buyer. If the Casualty Damages, do not exceed the Casualty Threshold, then Buyer may not terminate this Agreement; provided that, the Seller shall give Buyer reasonable access to the affected Acquired Assets for the Buyer to conduct a reasonable investigation of such damage and/or destruction for purposes of confirming or disputing the Seller’s estimate of the Casualty Damages. Any dispute with respect to the Casualty Damages shall be resolved by the Independent Accountant following the same procedures set forth in Section 1.6 herein with respect to the allocation of the Purchase Price. In the event that a Casualty occurs within the thirty (30) day period following the Ford Cutoff but prior to the Closing, then the Outside Date shall automatically be extended until the date that is fifteen (15) days following Buyer’s receipt of the Casualty Notice. Unless this Agreement is terminated under this Section 5.14, then all insurance proceeds insuring such Acquired Assets (affected by such Casualty) shall be paid to the Buyer (or assigned without recourse if not yet collected), and the Buyer shall receive a credit at Closing against the Purchase Price solely for the amount of any actual uninsured losses with respect to such damaged Acquired Assets. Following the Closing, the Buyer shall reasonably cooperate with the Seller’s efforts to collect any such insurance proceeds not yet collected, provided that, in no event shall Buyer have any obligation to commence (or participate in) any arbitration, litigation or other proceeding with respect to any matter potentially covered by any of the insurance policies of the Seller.
5.15Further Assurances; Post-Closing Cooperation.
(a)From time to time after the Closing, without additional consideration, each Party shall (or, if appropriate, cause their Affiliates to) execute and deliver all such further instruments and take such other action as, in such Party’s reasonable opinion, may be necessary to make effective the transactions contemplated by this Agreement and the Transaction Documents. If any Party to this Agreement following the Closing shall have in its possession any asset or right that under this Agreement should have been delivered to the other, then such Party shall promptly deliver such asset or right to the other.
(b)Following the Closing, each Party shall afford the other Parties and their respective Representatives such access as each such other Party may reasonably request to all books, records and other data and information relating to the Seller and the Acquired Assets for periods prior to and following the Closing and the right to make copies and extracts therefrom (at the cost of the Party requesting such copies and extracts) as each such Party may require to fulfill its obligations or enforce any of its rights under this Agreement or any of the other Transaction Documents. Further, each Party agrees for a period extending four (4) years after the Closing not to destroy or otherwise dispose of any such books, records and other data relating to the Acquired Assets and the Assumed Liabilities unless such party shall first offer in writing to surrender such books, records and other data (and/or copies thereof) to each such other Party and such other Party(ies) shall not agree in writing to take possession thereof during the thirty (30)-day period after such offer is made.
5.16Closing Conditions. From the date hereof until the Closing, each Party hereto shall use its Commercially Reasonable Efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.
5.17Power of Attorney. Effective at the Closing, the Seller hereby constitutes and appoints the Buyer, its successors and assigns, as the attorney-in-fact of the Seller, with full power of substitution, in the Seller’s name and stead, on behalf and for the benefit of the Buyer, its successors and assigns, to demand and receive any and all of the Acquired Assets and to give and grant instruments, assignments, receipts and releases for and in respect of the Acquired Assets, or any part thereof, and from time to time to institute and prosecute in the Seller’s name for the benefit of the Buyer, its successors and assigns, any and all reasonable proceedings at Law, in equity or otherwise, which the Buyer, its successors and assigns, may deem proper for the collection or reduction to possession of any of the Acquired Assets and to do all things reasonably necessary to recover and collect the Acquired Assets. The Seller agrees and declares that the foregoing powers are coupled with an interest and are irrevocable. If, in the exercise of the power of attorney granted herein, the Buyer institutes any proceeding in the name of the Seller, then the Buyer shall promptly give notice of such proceeding to the Seller following the commencement of such proceeding. Notwithstanding the foregoing, following the Closing, the Seller shall upon the Buyer’s request reasonably cooperate with the Buyer to more fully vest in the Buyer the Acquired Assets at no cost to the Buyer.
5.18Continuation of Insurance Policies. The Seller Parties shall continue in full force and effect, without modification, all Insurance Policies until the Closing Date, except as required by applicable Law. For all Insurance Policies written on an occurrence basis, Seller shall maintain and preserve through the Closing, for the benefit of Buyer, all rights to coverage arising from occurrences taking place on or prior to Closing with respect to the Business, the Acquired Assets, and the Assumed Liabilities, and shall use Commercially Reasonable Efforts to cooperate with Buyer in pursuing claims thereunder.
5.19Non-Competition; Non-Solicitation.

(a)For a period of three (3) years commencing on the Closing Date (the “Restricted Period"), neither Seller Party shall, nor permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b)During the Restricted Period, without Buyer’s express written consent, neither Seller Party shall, nor permit any of its Affiliates to, directly or indirectly, hire or solicit any Hired Employee or who was employed in the Business during the six-month period commencing on the Closing Date, or encourage any such Hired Employee to leave such employment or hire any such Hired Employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.19(b) shall prevent Seller or any of its Affiliates from hiring any Hired Employee: (i) whose employment was terminated by Buyer and (ii) before the date that is ninety (90) days after the date such Hired Employee terminated such Hired Employee’s employment. For purposes of clarity, the provision of services to Seller, or any of Seller’s Affiliates, by any Hired Employee pursuant to Section 5.22 herein shall not violate this Section 5.19(b). For the avoidance of doubt, any employee that is retained by the Seller, or otherwise not hired by Buyer, shall not be subject to the terms set forth in this Section 5.19(b).
(c)Each Seller Party acknowledge that a breach or threatened breach of this Section 5.19 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by either Seller Party of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(d)Each Seller Party acknowledges that the restrictions contained in this Section 5.19 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.19 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.19 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
5.20Releases. Effective as of the Closing, each Seller Party, on behalf of itself and its Affiliates and Representatives, hereby releases and forever discharges the Buyer, from any and all Actions, Losses and Liabilities, whether accrued or unaccrued, asserted or unasserted, fixed or contingent, and whether known or unknown relating to any Acquired Asset or Assumed Liability, which ever existed or now exists, by any reason whatsoever, relating to any fact, situation, circumstance, status, event, act, failure to act or transaction occurring on or prior to the Closing Date; provided, however, that nothing contained in this Section 5.20 shall be deemed to release the Buyer or any of its Affiliates from, or shall apply to, (i) any of their respective obligations under this Agreement, the Transaction Documents or in connection with the transactions contemplated hereby or thereby (including the payment of the Purchase Price), (ii) the Assumed Liabilities, (iii) any fraud, willful misconduct or intentional misrepresentation of the Buyer or any of its Affiliates, or (iv) any transition services, shared services, or other continuing arrangements between the Buyer or any of its Affiliates, on the one hand, and any Seller Party or any of its Affiliates, on the other hand. The Seller Party acknowledges and agrees that the release set forth in this Section 5.20 applies to all Actions, Losses or Liabilities of any nature whatsoever, whether at law or in equity, whether known or unknown, fixed or contingent, suspected or unsuspected, foreseen or unforeseen, that it may have against the Buyer with respect to the matters being released hereunder.
5.21Landlord Consent. Buyer shall use its Commercially Reasonable Efforts to assist Seller in obtaining the landlord’s consent to the assignment of the Lease to Buyer, including by promptly providing materials reasonably requested by the landlord. The Buyer shall not take, or fail to take, any action that would reasonably be expected to delay, impair, or prevent the receipt of such consent.
5.22Post-Closing Cooperation.
(a)Availability of Michael Guthrie. For a period of six (6) months following the Closing Date (the “Transition Period”), Michael Guthrie (“M. Guthrie”) agrees, from time to time on an as-needed basis and upon reasonable advance notice from Buyer, to: (i) assist Buyer with the transition of the Hired Employees to Buyer’s operations; (ii) meet remotely, and in-person from time-to-time in Detroit, Michigan, with Buyer’s management team to discuss Buyer’s operations of the Acquired Assets, strategy, and related matters; and (iii) assist Buyer with such other transition matters as may be reasonably requested by Buyer. M. Guthrie shall provide such assistance during normal business hours, at mutually agreeable times, and in a manner that does not unreasonably interfere with M. Guthrie’s other duties and obligations. For the avoidance of doubt, nothing in this Section shall require M. Guthrie to provide any services that would conflict with any fiduciary, legal, or contractual obligations owed by M. Guthrie to any third party.
(b)Availability of Hired Employees to Seller. During the Transition Period, Buyer shall permit the Hired Employees to assist Seller, on an as-needed basis and upon reasonable advance notice from Seller, with the wind-down of Seller's retained business operations; provided, however, that (i) each Hired Employee shall devote no more than ten (10) hours in any calendar month to such assistance, except that during the first calendar month of the Transition Period, no Hired Employee shall devote more than thirty (30) hours for such assistance, (ii) such assistance shall be provided during normal business hours at mutually agreeable times and shall not unreasonably interfere with the Hired Employee's duties to Buyer, and (iii) nothing in this Section shall require Buyer to permit any assistance that would violate applicable Law or any obligation owed by Buyer or any Hired Employee to any third party.
(c)Data Access License. During the Transition Period, Buyer hereby grants to Seller a limited, non-exclusive, non-transferable, royalty-free license to access any data related to Seller's retained business operations in the possession of Buyer as a result of Buyer’s acquisition of the Acquired Assets to the extent that such data is reasonably necessary for Seller to conduct the wind-down of such operations. Seller shall access and use such data solely for purposes of winding down its retained business operations, shall maintain the confidentiality of such data in accordance with Section 5.7, and shall comply with all reasonable security and access protocols established by Buyer. This license shall automatically terminate upon the expiration of the Transition Period unless otherwise agreed by the Parties.
(d)No Additional Consideration; Expenses. The obligations set forth in this Section are covenants given in consideration of the transactions contemplated by this Agreement, and no additional fee or compensation shall be payable by either Party for the services provided by M. Guthrie to Buyer, or by the Hired Employees to Seller, hereunder; provided, that, Buyer shall reimburse reasonable out-of-pocket expenses incurred by M. Guthrie pursuant to Section 5.22(a) herein.
(e)No Employment or Agency Relationship. Nothing in this Section shall be construed to create an employment, agency, partnership, or joint venture relationship between (i) Buyer and M. Guthrie, or (ii) Seller and any Hired Employee. Each Hired Employee shall at all times remain an employee of Buyer, and M. Guthrie shall not, by reason of this Section 5.22, be deemed an employee, agent, or independent contractor of Buyer.
(f)No Warranty; Limitation. Any assistance, information, or advice provided by M. Guthrie or any Hired Employee under this Section is provided on an “as-is” basis, and neither party makes any representation or warranty with respect thereto. Neither party shall be liable to the other for any Losses arising out of the good-faith provision of, or reliance upon, such assistance, except to the extent arising from the gross negligence or willful misconduct of the providing party. Notwithstanding anything to the contrary herein, (i) M. Guthrie shall not be personally liable to Buyer for any Losses arising out of any services provided by him during the Transition Period under this Section 5.22, (ii) Buyer shall not be liable to Seller or the Member for any Losses arising out of any services provided by any Hired Employee arising out of or relating to the services provided to Seller or the Member under this Section 5.22.

Article VI.
CONDITIONS TO THE CLOSING
6.1Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(b)No Action shall have been commenced against the Buyer or any of the Seller Parties which could reasonably be expected to prevent the Closing.
6.2Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or, if permitted by applicable Law, the Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except as to any representation or warranty which is made as of a specific date, in which event, such representation or warranty shall be true and correct in all material respects or in all respects, as applicable, as of such specified date).
(b)Each Seller Party shall have duly performed and complied in all material respects with all agreements, covenants (including, but not limited to, those covenants set forth in Article V herein, and including, but not limited to, Section 5.5(a)) and conditions required to be performed and complied with by such Seller Party pursuant to this Agreement.
(c)There shall not have occurred and be continuing any Material Adverse Effect.
(d)The Buyer shall have received a certificate signed by an authorized officer of the Seller and by the Member certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c).
(e)The Seller Parties shall have caused the documents and instruments required by Section 2.2(a) to be delivered (or tendered subject only to the Closing) to the Buyer.
(f)The Buyer shall have entered into a binding agreement with Ford pursuant to which Buyer shall launch a Collaboration Vehicle to serve as replacement for the Ford F-53 and F-59 commercial rolling chassis product currently manufactured for Ford by Seller.
(g)Buyer shall have completed its due diligence investigation of the Business, Acquired Assets, and Assumed Liabilities solely with respect to Seller Parties’ compliance with employment law, labor law, employee benefits law, and Environmental Law and Buyer shall have determined, in its sole discretion, that the results of such investigation are reasonably satisfactory to

Buyer; provided, that if Buyer determines that such results are not satisfactory, Buyer shall provide Seller with written notice of the basis of such determination in reasonable detail. Buyer shall provide such notice on or before October 1, 2026 (“Diligence Completion Date”) whether this condition has been satisfied or waived; if Buyer fails to deliver such notice by such date, this condition shall be deemed satisfied.
(h)The Seller Parties shall have delivered to the Buyer such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
6.3Conditions to Obligations of the Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or, if permitted by applicable Law, waiver by each Seller Party at or prior to the Closing, of each of the following conditions:
(a)The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (except for representations and warranties which are limited or qualified by the words “material,” “materiality” or “material adverse effect,” each of which shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except as to any representation or warranty which is made as of a specific date, in which event, such representation or warranty shall be true and correct in all material respects or in all respects, as applicable, as of such specified date).
(b)The Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required to be performed and complied with by the Buyer pursuant to this Agreement.
(c)The Seller Parties shall have received a certificate signed by an authorized officer of the Buyer certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).
(d)The Buyer shall have caused the documents and instruments required by Section 2.2(b) to be delivered (or tendered subject only to the Closing) to the Seller.
(e)The Buyer shall have delivered to the Seller such other documents or instruments as the Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(f)The Buyer shall have paid the Closing Cash Consideration at the Closing as required by Section 1.5(b).
6.4Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, if such failure was caused by such Party’s willful failure, or such Party’s willful failure to cause its Affiliate(s), to comply with any provision of this Agreement.

Article VII.
INDEMNIFICATION
7.1Survival. Subject to the other terms of this Article VII, all of the representations and warranties of the Parties made in this Agreement or made pursuant to this Agreement shall survive the Closing and shall expire twelve (12) months following the Closing Date, except that: (a) the representations and warranties contained in Section 3.7 (Assets), Section 3.11 (Employees), Section 3.18 (Insolvency) and Section 3.20 (Products Liability) shall survive the Closing and expire eighteen (18) months following the Closing Date; and (b) the representations and warranties contained in Section 3.12 (Employee Benefit Plans) and Section 3.15 (Environmental Matters), Section 3.17 (Taxes), any claim for fraud, willful misconduct or intentional misrepresentation of any representation and warranty in Article III or Article IV, and the Fundamental Representations shall survive the Closing and expire at the relevant statute of limitations; provided, however, that: (i) such expiration shall not affect the Parties’ rights and obligations as to any claims asserted prior to such time; and (ii) any claim for indemnification under this Article VII with respect to a breach of representation or warranty set forth in Article III or Article IV will toll the applicable survival period of such representation or warranty as it relates to such claim and any related claim. An Indemnified Party shall not have the right to assert any new claim for indemnification under Section 7.2(a)(i) or Section 7.2(b)(i), as applicable, after the expiration of the survival periods set forth herein. All covenants of the Parties which by their terms do not contemplate performance after the Closing shall terminate as of the Closing Date; provided that such termination shall not relieve any Party from Liability for any breach of any such covenant prior to such termination. All covenants which by their terms contemplate performance after the Closing shall survive for the period so specified or until they are otherwise terminated or performed in accordance with their respective terms. For purposes of this Agreement, the “Fundamental Representations and Warranties” shall mean the representations and warranties contained in Section 3.1 (Organization; Power; Authorization), Section 3.2 (Member; Ownership of the Seller), Section 3.3 (Non-Contravention), Section 3.22 (Brokerage), Section 4.1 (Organization; Power; Authorization), Section 4.2 (Non-Contravention) and Section 4.5 (Brokerage).
7.2Indemnification.
(a) Subject to the limitations set forth in this Article VII, from and after the Closing, the Seller and the Member, severally and jointly, shall indemnify, defend and hold harmless the Buyer, its Affiliates and their respective successors and their respective shareholders, officers, directors, members, managers, partners, employees and agents and each of the heirs, executors, successors and assigns of each of the foregoing (each such foregoing Person, a “Buyer Indemnitee” and, collectively, the “Buyer Indemnitees”) from and against any Losses that any of the Buyer Indemnitees may suffer, sustain or become subject to arising out of, in connection with or resulting from:
(i)any breach of, or inaccuracy in, any representation or warranty made by the Seller in this Agreement; or
(ii)any failure to perform or any breach of any covenant, agreement or obligation to be performed by the Seller prior to, at or after the Closing pursuant to this Agreement or any Transaction Document; or
(iii)any Seller Transaction Expenses; or
(iv)the Excluded Liabilities or the Excluded Assets.
(b)Subject to the limitations set forth in this Article VII, from and after the Closing, the Member shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any Losses that any of the Buyer Indemnitees may suffer, sustain or become subject to arising out of, in connection with or resulting from:
(i)any breach of, or inaccuracy in, any Member Representation and Warranty solely with respect to itself (and not the Seller) in this Agreement; or
(ii)any failure to perform or any breach of any covenant, agreement or obligation to be performed by the Member prior to, at or after the Closing pursuant to this Agreement or any Transaction Document.
(c)Subject to the limitations set forth in this Article VII, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Parties, their respective Affiliates and their respective successors and their respective shareholders, officers, directors, members, managers, partners, employees and agents and each of the heirs, executors, successors and assigns of each of the foregoing (each such foregoing Person, a “Seller Indemnitee” and, collectively, the “Seller Indemnitees;” each Buyer Indemnitee and each Seller Indemnitee, as the context requires, are each sometimes referred to herein as an “Indemnified Party”) from and against any Losses that any of the Seller Indemnitees may suffer, sustain or become subject to, arising out of, in connection with or resulting from:
(i)any breach of, or inaccuracy in, any representation or warranty made by the Buyer in this Agreement; or
(ii)any failure to perform or any breach of any covenant, agreement or obligation to be performed by the Buyer or any applicable Affiliate thereof prior to, at or after the Closing pursuant to this Agreement or any Transaction Document; or
(iii)any Assumed Liabilities; or

(iv)any Buyer Transaction Expenses; or
(v)the enforcement of indemnification rights under this Article VII.
7.3Limits on Indemnification.
(a)The aggregate Liability of the Seller, or the Member, to the Buyer Indemnified Parties arising under Section 7.2(a)(i) and under Section 7.2(b)(i) aggregate Liability shall not exceed an amount equal to One Million Fifty Thousand Dollars (the “Cap”) in the aggregate; provided that the Cap shall not apply to any such Losses arising out of fraud, willful misconduct, intentional misrepresentation, or arising out of a breach of, which indemnification for such Losses shall not exceed the Purchase Price. The aggregate Liability of the Buyer to the Seller Indemnified Parties arising under Section 7.2(c)(i) shall not exceed the Cap in the aggregate.
(b)Notwithstanding anything to the contrary in this Agreement: (i) the Seller, or the Member, shall not have any Liability for indemnification under Section 7.2(a)(i) or Section 7.2(b)(i) unless and until the aggregate amount of all Losses for which the Buyer Indemnitees are otherwise entitled to indemnification thereunder exceeds one hundred five thousand ($105,000) (the “Basket”), in which event the Seller Parties shall be liable only for all such Losses in excess of the Basket; and (ii) the Buyer shall not have any Liability for indemnification under Section 7.2(c)(i) unless and until the aggregate amount of all Losses for which Seller Indemnitees are otherwise entitled to indemnification thereunder exceeds the Basket, in which event the Buyer shall only be liable for all such Losses in excess of the Basket. The Basket shall not apply to Losses of an Indemnified Party arising out of fraud, willful misconduct, or intentional misrepresentation, which indemnification for such Losses shall not exceed the Purchase Price.
(c)The Parties shall treat any payments made pursuant to this Article VII as an adjustment to the Purchase Price for Tax purposes.
7.4Method of Asserting Claim. All claims for indemnification by any Indemnified Party under this Article VII shall be asserted and resolved as follows:
(a)If Indemnified Party receives notice of the assertion or commencement of any Action or other legal proceeding made or brought by any Person who is not a party to this Agreement, an Affiliate of a party to this Agreement or a representative of the foregoing (a “Third-Party Claim”), and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VII, then such Indemnified Party shall promptly provide written notice to the party obligated to indemnify such Indemnified Party (such notified party, the “Responsible Party”) of such claims; provided, that the failure to so notify shall not relieve the Responsible Party of its obligations hereunder, except to the extent that the Responsible Party is actually and materially prejudiced thereby. Such notice shall identify the basis under which indemnification is sought pursuant to this Article VII and enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third-Party Claim. The Responsible Party shall have thirty (30) days after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Responsible Party, of the settlement or defense of the Third-Party Claim, and the Indemnified Party shall cooperate with it in connection therewith; provided, that the Responsible Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, except that the fees and expenses of such counsel shall be borne by such Indemnified Party unless: (i) the employment of such counsel has been specifically authorized in writing by the Responsible Party; (ii) the Indemnified Party shall have been advised by counsel that the assumption of such defense by the Responsible Party would be inappropriate due to an actual or potential conflict of interest; or (iii) the Indemnified Party shall have been advised by counsel that one or more defenses are available to the Indemnified Party that are not available to the Responsible Party (provided, that the Responsible Party shall not be liable for the fees and expenses of more than one firm or counsel for all Indemnified Parties, other than local counsel); provided, further, that the Responsible Party shall not be entitled to assume control of such defense (unless otherwise agreed by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if: (v) such Third-Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or involves an action brought by or on behalf of a Governmental Authority; (w) such Third-Party Claim seeks an attachment, a temporary restraining order, an injunction, specific performance or other non-monetary relief available under applicable Law against the Indemnified Party; (x) the Responsible Party failed or is failing to vigorously prosecute or defend such Third-Party Claim (in which case the Responsible Party shall surrender control to the Indemnified Party upon request of the Indemnified Party); (y) the Responsible Party and the Indemnified Party have sufficiently differing or conflicting interests in the Third-Party Claim so as to make representation by counsel to the Responsible Party inappropriate in the circumstances; or (z) the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, upon advice of outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, then the Responsible Party shall be entitled to assume the defense of the portion relating to money damages. So long as the Responsible Party is diligently defending any such Third-Party Claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Responsible Party elects not to defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, then the Indemnified Party may pay, settle and defend such Third-Party Claim and seek indemnification for any and all Losses (subject to the limitations contained in this Agreement) (including attorneys’ fees) based upon, arising from or relating to such Third-Party Claim. A Responsible Party conducting the defense of the Third-Party Claim in accordance with this Section 7.4 shall not, except with the prior written consent of such Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed), consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim unless the judgment or proposed settlement involves only the payment of monetary damages for which the Responsible Party is fully responsible and does not impose an injunction or other equitable relief or include an admission of wrongdoing. All settlements shall include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all Liability with respect to such claim and a statement that the settlement is not an admission of wrongdoing. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim with respect to the Indemnified Party.
(b)Notwithstanding the foregoing, if an Indemnified Party demonstrates that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Responsible Party, assume the exclusive right to defend, compromise or settle such third-party claim, but the Responsible Party will not be bound by any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).
(c)The Responsible Party and the Indemnified Party shall cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith; provided, however, that the Indemnified Party shall not be required to produce any records or information that would result in a loss of privilege or violate any confidentiality obligation.
(d)Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Responsible Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Responsible Party of its indemnification obligations, except and only to the extent that the Responsible Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of or describe all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Responsible Party shall have forty-five (45) days after its receipt of such notice to respond in writing to such Direct Claim. During such forty-

five (45)-day period, the Indemnified Party shall allow the Responsible Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall provide reasonable assistance to the Responsible Party’s investigation by giving such information and assistance (including access to the premises and personnel of the Company and the right to examine and copy any accounts, documents or records) as the Responsible Party or any of its professional advisors may reasonably request; provided, however, that the Indemnified Party shall not be required to produce any records or information that would result in a loss of privilege or violate any confidentiality obligation. If the parties thereto should so agree, a memorandum setting forth such agreement and the agreed upon dollar amount of Losses for such claim of the party against whom the claim is made shall be prepared and signed by (or on behalf of) the Responsible Party and the Indemnified Party. If the Responsible Party does not so respond within such forty-five (45)-day period, then the Responsible Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
7.5Payments. Once a Loss is agreed to by the Responsible Party or finally adjudicated to be payable pursuant to this Article VII, the Responsible Party shall satisfy its obligations within five (5) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that any amount payable pursuant to this Section 7.5 shall accrue interest from and including the date of the event giving rise to indemnification pursuant to Section 7.2 until the date such payment has been made at a rate per annum equal to the Prime Rate. Such interest shall be calculated daily on the basis of a three hundred sixty-five (365)-day year and the actual number of days elapsed, without compounding.
7.6Exclusive Remedy. Subject to and except for Section 5.3, Section 5.7, and Section 9.3 or as otherwise provided herein, the indemnification provided for in this Article VII shall be the exclusive post-Closing remedy for monetary damages available to an Indemnified Party in connection with any Losses arising out of the matters set forth in this Agreement or the transactions contemplated hereunder; provided, however, that nothing herein will limit any Indemnified Party’s rights hereunder or otherwise: (a) to injunctive or other equitable relief (including specific performance) to enforce its rights under this Agreement or otherwise in connection with the transactions contemplated hereby or (b) with respect to claims arising from fraud, willful misconduct, or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement.

Article VIII.
TERMINATION
8.1Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of the Buyer and the Seller;
(b)by the Buyer by prior written notice to the Seller: (i) if the Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by any Seller Party pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.2; and, if such breach, inaccuracy or failure is capable of being cured, such breach, inaccuracy or failure has not been cured by the Seller Parties within thirty (30) days after the receipt by the Seller Parties of notice of such breach, inaccuracy or failure from the Buyer describing the nature and extent thereof in reasonable detail, (ii) pursuant to Section 5.14, or (iii) if the Closing has not occurred on or before the Outside Date; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) if the failure of the Closing to occur by the Outside Date was primarily caused by Buyer’s material breach of this Agreement.
(c)by the Member by prior written notice to the Buyer: (i) if each Seller Party is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 6.3 and, if such breach, inaccuracy or failure is capable of being cured, such breach, inaccuracy or failure has not been cured by the Buyer within thirty (30) days after the receipt by the Buyer of notice of such breach, inaccuracy or failure from the Seller describing the nature and extent thereof in reasonable detail; or (ii) if the Closing has not occurred on or before the Outside Date; provided that, neither Seller Party shall have the right to terminate this Agreement pursuant to this Section 8.1(c)(ii) if the failure of the Closing to occur by the Outside Date was primarily caused by a material breach of this Agreement by either Seller Party; or
(d)by any of the Parties in the event that: (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement and such Order shall have become final and non-appealable.
8.2Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall become void and there shall be no Liability on the part of any Party hereto, except that Section 5.7 this Article VIII and Article IX shall survive such termination and nothing herein shall relieve any Party hereto from Liability for any breach of any provision hereof prior to such termination; provided, however, that if such termination shall result from the willful failure of any Party to fulfill a condition to the performance of the obligations of another Party or its willful breach of any obligation to perform a covenant of this Agreement, then such Party shall be fully liable for any and all Losses incurred or suffered by such other Party as a result of such failure or breach. With respect to the payment made pursuant to Section 1.5(b)(i) herein by Buyer to Seller shall be nonrefundable, unless, this Agreement is terminated (a) by Buyer in accordance with Section 8.1(b)(i) herein, in which case, Seller shall refund to Buyer the entire amount paid by Buyer to Seller pursuant to Section 1.5(b)(i), or (b) by Buyer or Seller in accordance with Section 8.1(a) or Section 8.1(d), by Buyer in accordance with Section 8.1(b)(ii) or Section 8.1(b)(iii), , Seller shall refund to Buyer one-half of the amount paid by Buyer to Seller pursuant to Section 1.5(b)(i).

Article IX.
MISCELLANEOUS
9.1Fees and Expenses. Except as otherwise expressly provided herein, whether or not the transactions contemplated by this Agreement are consummated, each Party to this Agreement shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby.
9.2Public Announcements. Until the Closing, no Party shall issue or cause the dissemination of any press release or other public announcements or statements nor contact any Governmental Authority or third party with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties, which consent will not be unreasonably withheld, except as may be required by Law or by any listing agreement with a national securities exchange or trading market (and in such case, shall use all reasonable efforts to consult the other parties prior to such release or statement) to which such Party or any of its Affiliates is subject. Notwithstanding the foregoing, Seller may disseminate a press release or other public announcement through any media or communication channels after Buyer has made its initial announcement of the transaction to similarly announce the transaction.
9.3Enforcement of Agreement. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon any Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties acknowledge and agree that irreparable damage could occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach any of such provisions and that any such failure to perform or any such breach may not be adequately compensated by monetary damages. Accordingly, the Parties agree that, in addition to any other right or remedy to which the Parties may be entitled, at law or in equity, the Parties will be entitled to seek to enforce any provision of this Agreement by a decree of specific performance and to seek to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of the provisions of this Agreement without posting any bond or other undertaking.
9.4Consent to Amendments; Waivers. This Agreement may be amended, or any provision of this Agreement may be waived, upon the approval, in writing, executed by each of the Buyer and the Seller on behalf of each Seller Party. No course of dealing between or among the Parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party under or by reason of this Agreement.
9.5Successors and Assigns. This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by the Seller Parties without the prior written consent of the Buyer. All or a portion of this Agreement and the covenants and agreements herein and rights, interests and obligations hereunder may be assigned by the Buyer to an Affiliate of the Buyer without the prior written consent of the Seller (or any Seller Party); provided that no such assignment shall relieve the Buyer of its obligations hereunder.
9.6Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under, applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
9.7Counterparts. This Agreement may be executed in any number of counterparts, all of which will constitute one and the same instrument. This Agreement shall be executed in multiple originals, each of which shall be valid as an original. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, confirmed by the receiving party, shall be effective as delivery of an original copy of such signature page to this Agreement.
9.8Descriptive Headings; Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Annex, Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement, the word “or” shall be deemed to be inclusive and not exclusive, and the word “will” has the same meaning as “shall” and, thus, means an obligation and an imperative and not a futurity. Section, clause, Exhibit, Annex and Schedule references contained in this Agreement are references to sections, clauses, Exhibits, Annexes and Schedules in or attached to this Agreement, unless otherwise specified. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any agreement, document, instrument, charter or statute defined or referred to herein means such agreement, document, instrument, charter or statute as from time to time amended, modified, revised or supplemented and including, in the case of statutes, all rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. With respect to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.” When calculating the period of time before which, within which or following which any act is to be done or step taken, the date that is the reference date in beginning the calculation of such period shall be excluded (for example, if an action is to be taken within two (2) days of a triggering event and such event occurs on a Tuesday, then the action must be taken by the end of the day on Thursday). If the last day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the words “made available to the Buyer” or similar words are used in this Agreement with respect to any documents or other information, such words shall mean that such documents or information were available to the Buyer prior to and through the date of execution of this Agreement in the Data Room.
9.9Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.
9.10No Third-Party Beneficiaries. Except for the Buyer Indemnitees and the Seller Indemnitees (to the extent provided in Article VII), this Agreement is for the sole benefit of the Parties hereto and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give any Person (including any Eligible Employee or Hired Employee), other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.
9.11Schedules, Exhibits and Annexes. All Schedules, Exhibits and Annexes referred to herein, including the Disclosure Schedules, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
9.12Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Annexes, Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Law of the State of Michigan without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Michigan or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Michigan. In furtherance of the foregoing, the internal Laws of the State of Michigan shall control the interpretation and construction of this Agreement (and all Annexes, Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Laws of some other jurisdiction would ordinarily apply.
9.13Venue. THE PARTIES HERETO HEREBY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF MICHIGAN OR THE FEDERAL COURTS OF THE UNITED STATES DISTRICT COURT LOCATED IN THE EASTERN DISTRICT OF MICHIGAN IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT AND ANY TRANSACTION DOCUMENT, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS AGREEMENT (OR ANY SUCH TRANSACTION DOCUMENT) MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON A PARTY BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 9.14 HEREOF.
9.14Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.14):
The Buyer:
Blue Bird Body Company
3920 Arkwright Rd.
# 200
Macon, GA 31210
Attention: Ted Scartz, Senior Vice President & General Counsel
Email: [***]

with a copy to (which shall not constitute notice to the Buyer):

Smith, Gambrell & Russell, LP
1105 W. Peachtree St. NE
Suite 1000
Atlanta, Georgia 30309
Attention: John Ethridge
Email: [***]

The Seller:
Detroit Chassis, LLC
6501 Lynch Rd.
Detroit, Michigan 48234
Attention: Michael J. Guthrie
Email: [***]

with copies to (which shall not constitute notice to the Seller):

Honigman LLP
660 Woodward Avenue, Suite 2290
Detroit, Michigan 48226
Attention: Jessica M. Herron
Email: [***]

The Member:
Spectra LMP, LLC
6501 Lynch Rd.
Detroit, Michigan 48234
Attention: Michael J. Guthrie
Email: [***]

with copies to (which shall not constitute notice to the Member):
Honigman LLP
660 Woodward Avenue, Suite 2290
Detroit, Michigan 48226
Attention: Jessica M. Herron
Email: [***]

9.15No Strict Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any of the provisions of this Agreement.
[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, each of the Buyer, the Seller and the Member has caused this Agreement to be executed and delivered by its duly authorized representative, all as of the date first written above.
BUYER:

BLUE BIRD BODY COMPANY, A GEORGIA CORPORATION

By:	/s/ John Wyskiel
Name:	John Wyskiel
Title:	President & CEO

SELLER:

DETROIT CHASSIS, LLC, a Michigan limited liability company

By:	/s/ Michael J. Guthrie
Name:	Michael J. Guthrie
Title:	CEO & Co-Chairman

MEMBER:

SPECTRA LMP, LLC, a Michigan limited liability company

By:	/s/ Michael J. Guthrie
Name:	Michael J. Guthrie
Title:	CEO & Co-Chairman

[Signature Page to Asset Purchase Agreement]

Annex A
Definitions
For the purposes of this Agreement, the following terms have the meanings set forth below:
“Acquired Assets” has the meaning set forth in Section 1.2(a).
“Acquired Inventory” has the meaning set forth in Section 1.2(a)(iii).
“Acquisition Proposal” has the meaning set forth in Section 5.3(a).
“Action” means any claim, action, cause of action, demand, lawsuit, mediation, arbitration, grievance, hearing, charge, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, including those brought, conducted or heard by or before, or otherwise including, any Governmental Authority.
“Affiliate” means, with respect to: (a) any non-natural Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person specified; and (b) any natural Person, any other Person that is an immediate family member of such Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For purposes of this definition, any “immediate family member” of a Person shall include only such Person’s parents, spouses, siblings and children.
“Agreement” has the meaning set forth in the preamble.
“Assumed Contracts” has the meaning set forth in Section 1.2(a)(vi).
“Assumed Liabilities” has the meaning set forth in Section 1.4(a).
“Benefit Plans” has the meaning set forth in Section 3.12(a).
“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 2.2(a)(i).
“Books and Records” has the meaning set forth in Section 1.2(a)(x).
“Business” means the business of manufacturing Ford’s F-53 and F-59 rolling chassis.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the city of Detroit, Michigan are authorized or obligated by Law or executive order to be closed.
“Business Permit” has the meaning set forth in Section 3.14(b).
“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitee” or “Buyer Indemnitees” has the meaning set forth in Section 7.2(a).
“Buyer Transaction Expenses” means all costs, fees and expenses incurred by or on behalf of, or payable by, Buyer in connection with the negotiation, preparation or execution of this Agreement, the Transaction Documents or any documents or agreements contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby, including: (a) brokers’ or finders’ fees; and (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors, experts and other Representatives.
“Cap” has the meaning set forth in Section 7.3(a).
“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”
“Closing” has the meaning set forth in Section 2.1.

“Closing Cash Consideration” has the meaning set forth in Section 1.5(b)(ii).
“Closing Date” has the meaning set forth in Section 2.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means that certain Local Agreement, effective January 9, 2023, by and between Detroit Chassis, LLC and International Union, Automobile, Aerospace and Agricultural Implement Workers of America (UAW) and its Local 155.
“Commercially Reasonable Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as reasonably expeditiously and cost effectively as possible; provided that a Person required to use Commercially Reasonable Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person under this Agreement and the transactions contemplated hereby, or to dispose of or make any material change to its business or to incur any other material burden, except to the extent expressly contemplated hereby.
“Consent” means any approval, consent, license, permit, ratification, waiver or other authorization issued, granted, or given by or under the authority of any Governmental Authority or third party or pursuant to any applicable Law, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, or any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Assumed Contracts.
“Contract” means any oral or written agreement, contract, subcontract, lease, instrument, note, bond, mortgage, indenture, deed of trust, sublease, license, sublicense or other binding arrangement, commitment or obligation, together with all exhibits, schedules, addenda, statements of work, purchase and sales orders and amendments thereto.
“Data Room” means the Intralinks electronic data room maintained by Buyer in connection with the transactions contemplated by this Agreement.
“Diligence Completion Date” has the meaning set forth in Section 6.2(g).
“Direct Claim” has the meaning set forth in Section 7.4(d).
“Disclosure Schedules” means the Schedules contemplated hereby and delivered by the Seller Parties to Buyer by the date that is thirty (30) days prior to the Diligence Completion Date.
“Effective Time” has the meaning set forth in Section 2.1.
“Eligible Employees” has the meaning set forth in Section 5.5(b).
“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, bonus agreement, change of control agreement, non-disclosure agreement, non-compete agreement or any other agreement respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship, in respect to any current or former officer, employee, consultant or independent contractor (but, for the avoidance of doubt, not any third-party professional services providers such as bankers, investment advisors, lawyers or accountants) of any Seller, but does not including offer letters for employment at will that are terminable without payment of severance or other penalty upon less than thirty (30) days’ notice.
“Environment” means soil, surface water, groundwater, land, sediments, surface or subsurface strata, natural resources, flora and fauna, ambient air, indoor air or indoor air quality, including any material or substance used in the physical structure of any building or improvement.
“Environmental Claim” means any civil, criminal or administrative action, suit, hearing, lien, demand, claim, investigation, notice of liability or potential liability, notice of violation, warning notice, infraction, directive, fine, penalty, injunctive relief, request for information, complaint, lawsuit or other legal proceeding by any Person alleging, or any obligation involving, liability (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from ownership, lease, operation or use of the Business or assets of any Seller or relating to any real property currently or formerly owned, leased, operated or used by any Seller, including the presence, Release of, or exposure to, any Hazardous Substances; or any actual or alleged non-compliance with, or liability or potential liability under, any Environmental Law or term or condition of any Environmental Permit.
“Environmental Laws” means any applicable Law and any Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, remediation of, response to, or investigation of, Hazardous Substances or property damage, natural resources damage or personal injury caused by any Hazardous Substance. The term “Environmental Law” includes the following (including their implementing regulations and any state or local analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended, 33 U.S.C. §§ 1251; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Permit” means any Permit, letter, clearance, consent, authorization, license, registration, waiver, approval, exemption, which is issued, granted, given or made pursuant to Environmental Law by a Governmental Authority.
“Equipment Lease” means a Contract with respect to an operating lease of equipment.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any entity that is considered a single employer with any Seller under Section 414 of the Code.
“Excluded Assets” has the meaning set forth in Section 1.3.
“Excluded Contracts” has the meaning set forth in Section 1.3(a).
“Excluded Liabilities” has the meaning set forth in Section 1.4(b).
“Family Member” means, with respect to any natural Person, (a) such Person’s spouse, children, parents and siblings, and the spouse, children, parents and siblings of such spouses, children, parents and siblings; and (b) any family partnership, trust or other entity where such natural Person or any one or more of the Person(s) described in the foregoing clause (a) are the beneficial owners or beneficiaries.
“Financial Statements” has the meaning set forth in Section 3.4.
“Ford” means Ford Motor Company.
“Ford Cutoff” means the date on which Seller ceases production of Ford’s F-53 and F-59 rolling chassis.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.
“General Enforceability Exceptions” has the meaning set forth in Section 3.1(c).
“Governmental Authority” means any federal, state, provincial, local, commonwealth, territory, possession, county, municipality or other governmental department, in each case whether of the United States or of any foreign nation, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions, or any arbitrator, court or tribunal of competent jurisdiction.
“Hazardous Substance” means any “hazardous substance” as that term is defined under CERCLA and its implementing regulations, 42 U.S.C. § 9601 et seq.; any “hazardous material,” as that term is defined under the Occupational Safety and Health Act of 1970, as amended, and its implementing regulations, 29 U.S.C. § 651, et seq.; any “hazardous waste” as that term is defined under the Resource Conservation and Recovery Act, as amended, and its implementing regulations (“RCRA”), 42 U.S.C. § 9601, et seq.; any “solid waste” as that term is defined under RCRA and its implementing regulations; any “toxic substance” as that term is defined under the Toxic Substances Control Act of 1976, as amended, and its implementing regulations, 15 U.S.C. § 2601 et seq.; any “pollutant” as that term is defined under the Clean Water Act, as amended, and its implementing regulations, 33 U.S.C. § 1362 et seq.; and any other chemical, substance or material, whether solid, liquid, or gas, subject to regulation under Law because of its effect on worker safety, human health or the Environment, including oil, petroleum products, radon, radioactive materials or wastes, mold, asbestos in any form, asbestos-containing materials, lead or lead-containing materials, hazardous wastes, hazardous waste constituents, urea formaldehyde insulation and polychlorinated biphenyls.
“Hired Employees” has the meaning set forth in Section 5.5(b).
“Indebtedness” means, as of any time, without duplication, the aggregate amount (including the current portions thereof) of: (a) any principal, interest, fees, expenses, prepayment penalties or premiums or fees associated with the repayment of indebtedness and other amounts in respect of: (i) borrowed money incurred by any Seller; and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments which any Seller is obligated to pay; (b) any obligations issued or assumed as the deferred purchase price of property or services, any conditional sale obligations of any Seller, any contingent payment or “earnout” obligations and any obligations of any Seller under any title retention agreement (but in each case, excluding trade accounts payable and other accrued expenses or liabilities); (c) any obligations of any Seller for reimbursement of any obligation or on any letter of credit, banker’s acceptance or similar credit transaction, in each case only to the extent drawn or funded, or any obligations in respect of future contracts, forward contracts, swaps, options, hedging or similar arrangements; (d) obligations of any Seller under pension plans for the underfunding thereof; (e) non-compete payment obligations of any Seller; (f) deferred compensation and/or severance obligations, including accrued vacation, with respect to former employees, agents or consultants of any Seller or deferred compensation obligations with respect to current employees, agents or consultants of any Seller that are payable (including the employer portion of any payroll, social security, unemployment or similar Taxes incurred by or to be incurred by such Seller in connection with the payment thereof); (g) customer deposit or customer credit balance liabilities of any Seller; (h) accrued interest, prepayment premiums or penalties related to any of the obligations referred to in the proceeding clauses (b) through (g); and (i) any obligations of the type referred to in clauses (a) through (g) immediately above of any other Persons for the payment of which any Seller is responsible or liable, as obligor, guarantor, surety or otherwise, or secured by a Lien on any Acquired Assets (whether or not the obligation secured thereby is assumed by any Seller).

“Indemnified Party” has the meaning set forth in Section 7.2(c).
“Independent Accountant” means an independent certified public accounting firm determined as follows: (i) the Buyer shall select one accounting firm and the Seller shall select one accounting firm, and the two firms so selected shall, within five (5) days after their selection, jointly select a third accounting firm, which third firm shall serve as the “Independent Accountant” for purposes of this Agreement; provided, that such third firm shall be a nationally recognized independent certified public accounting firm that, at the time of its selection and during the course of the engagement, is not then providing audit, tax or other services to, and does not otherwise represent, either Seller Party, the Buyer or any of their respective Affiliates.
“Information Systems” means Software, firmware, source code, object code, computer hardware, data storage systems, computer and communications networks, architecture interfaces and firewalls (whether for data, voice, video, or other media access, transmission, or reception) and other apparatus used to create, manipulate, store, transmit, exchange, or receive information in any form
“Insurance Policies” has the meaning set forth in Section 3.19.
“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether created, protected or arising under the Laws of the United States or any other jurisdiction: (a) trademarks, service marks, trade dress, slogans, packaging design, trade names, brand names, Internet domain names, IP addresses, UPC codes, corporate names, logos and other indications of origin, whether registered or unregistered, including applications to register or renew the same, and all goodwill associated with any of the foregoing; (b) inventions, improvements and discoveries (regardless of whether patentable), patents and patent applications, including renewals, extensions, and reissues thereof; (c) trade secrets, confidential business information, inventions, methods, processes, technical data, know-how and customer lists and other confidential customer information; (d) copyrights, works of authorship, whether published or unpublished (including Software), and database rights, including applications and registrations of the same; and (e) any and all other intellectual property and proprietary rights recognized under Law.
“Inventory” means all inventory that is now, or at the Effective Time will be, used or held for use in or otherwise related to, or necessary for the conduct of, the Business, including finished goods, work in process, supplies and raw materials maintained, held or stored for or on behalf of Seller (excluding inventory held by Seller under bailment on behalf of Ford).
“IRS” means the Internal Revenue Service.
“Knowledge of the Seller” or “Knowledge of the Member” or any other similar knowledge qualification, means (i) with respect to the Seller, the actual knowledge after reasonable inquiry of Michael Guthrie and Dennis Edwards, or (ii) with respect to the Member, the actual knowledge after reasonable inquiry of Michael Guthrie.
“Law” means any statute, law, ordinance, code, Order, constitution, treaty, common law, Permit, policy, rule or regulation or other requirement of any Governmental Authority and all Governmental Authority’s interpretations thereof.
“Leased Real Property” has the meaning set forth in Section 3.8(b).
“Leases” has the meaning set forth in Section 3.8(b).
“Liability” shall mean any and all charges, debts, obligations, bonds, indemnification and similar obligations, covenants, promises, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, threatened Action or ruling of any Governmental Authority or any award of any arbitrator (public or private) of any kind, including attorneys’ fees, and those arising under any Contract, commitment or undertaking, including those arising under this Agreement.
“Lien” means any lien, pledge (including any negative pledge), purchase option, easement, restrictive covenant, security interest, deed to secure debt, deed of trust, right of first refusal, servitude, proxy, transfer restriction under any shareholder agreement or similar agreement, mortgage, conditional sales agreement, encumbrance, charge, pledge or other secured right of third parties.
“Losses” means any and all damages, fines, fees, penalties, deficiencies, liabilities, claims, losses, demands, judgments, amounts paid in settlements, actions, obligations and costs and expenses (including interest, court costs and fees and costs of attorneys, accountants and other experts or other expenses of any Action or of any default or assessment (including those arising or incurred in enforcing a party’s rights under this Agreement)).
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to the Business, the Acquired Assets, condition (financial or otherwise); provided, however, that “Material Adverse Effect” shall not include, and no effect resulting from or arising out of any of the following shall be taken into account in determining whether a Material Adverse Effect has occurred: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Seller operates; (c) any changes in financial or securities markets in general; (d) acts of war (whether or not declared), armed hostilities or terrorism or the escalation, de-escalation, worsening or lessening thereof; (e) any changes in applicable Laws or accounting rules or principles, including changes in GAAP; (f) any epidemic, pandemic or disease outbreak (including COVID-19), or any hurricane, flood, tornado, earthquake or other natural disaster; (g) the announcement, pendency or consummation of the transactions contemplated by this Agreement; (h) any action taken by any Seller Party at the written request of the Buyer; or (i) the failure of the Business to meet any internal or published projections, forecasts or estimates (except that the underlying causes of such failure may, subject to clauses (a) through (h) of this proviso, be taken into account); provided, further however, that any event, occurrence, fact, condition or change referred to in clauses (a), (b), (c), (d), (e) and (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other companies in the industry in which the Seller operates.
“Material Contract” means each of the following Contracts relating to the Business to which any Seller Party is a party or by which Acquired Asset is otherwise bound:
(a)each Contract, other than any purchase order entered into in the Ordinary Course, that involves the performance of services or delivery of goods or materials by or to the Seller, the performance of which will extend over a period of more than one (1) year or involves aggregate consideration in excess of $50,000;
(b)each Contract that requires Seller to purchase or sell a stated portion of the requirements or outputs of the Business;
(c)each Contract for capital expenditures in excess of $50,000, in the aggregate;
(d)each Contract that includes a “take or pay” or similar provision;
(e)each Contract that provides for or otherwise involves volume discounts, rebates, marketing arrangements or other similar arrangements from vendors or to customers;
(f)each Contract with any customer of any Seller under which such Seller sells, or reasonably expects to sell, its products in an amount in excess of $50,000 in any calendar year;
(g)each Contract that provides for payment to or by a Person based on sales, purchases, profits or other metrics other than direct payment for goods or services;

(h)each distributor, commercial agent, sales, broker, dealer, franchise, manufacturer’s representative, agency, sales promotion, market research, marketing, advertising or similar Contract;
(i)each Lease, each Equipment Lease;
(j)each license agreement or other Contract with respect to Intellectual Property, including Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any Intellectual Property, but excluding license agreements for mass-marketed Software that is available in consumer retail stores or otherwise commercially available and subject to “shrink-wrap” or “click-through” license agreements;
(k)each collective bargaining agreement, including amendments and side letter agreements thereto, and any other Contract with any labor union or other employee representative of a group of employees of the Seller, including the Collective Bargaining Agreement;
(l)each Employment Agreement;
(m)each Contract under which any Seller is obligated to make any payment or any payment otherwise becomes due as a result of the consummation of the transactions contemplated hereby (including all transaction bonuses, change of control payments, “stay” bonuses, “phantom” stock and similar payments);
(n)each joint venture, partnership, shareholders’, franchise, joint research and development and joint marketing agreement or any other similar Contract (including a sharing of profits, Losses, costs or Liabilities by any Seller with any other Person);
(o)each Contract that involves or relates to the acquisition of a business or a material amount of assets, properties or securities of another Person (whether by merger, sale of stock, sale of assets, lease, license or otherwise), other than customary confidentiality agreements under which no material obligations remain in effect;
(p)each Contract that grants to any Person an option or a right of first refusal, first offer or similar preferential right to provide services to, or to purchase or acquire properties of, any Seller or any of the Acquired Assets;
(q)each Contract to loan money or extend credit to any other Person, excluding extensions of trade credit in the Ordinary Course;
(r)each Contract for borrowed money and each Contract that otherwise relates to Indebtedness;
(s)each Contract containing covenants that purport to restrict or prohibit the right of any Seller Party to engage in any line of business or to compete with any Person or to restrict or prohibit the right of any Person to compete with any Seller Party;
(t)each Contract that creates or purports to create an exclusive or preferential relationship or arrangement (including a most favored nation pricing provision), except any such Contract that constitutes an Excluded Contract and will not be binding on Buyer or any of its Affiliates from and after the Closing;
(u)each Contract that creates or establishes a Lien (other than a Permitted Lien) on any Acquired Asset;
(v)each Contract with any Governmental Authority;
(w)each Contract that provides for the indemnification by the Seller of another Person or the assumption or guaranty by any the Seller of a Liability of another Person; and
(x)each other Contract that is material to the Business and not otherwise included in clauses (a) through (x) above.

“Off-The-Shelf” means commercially available off-the-shelf Software licensed pursuant to standard, non-negotiated terms where the aggregate payments under the applicable license agreement are less than a one-time license fee of $100,000 or ongoing fees of less than $50,000 per calendar year.
“Order” means any order, writ, injunction, judgment, decree or settlement entered by any Governmental Authority.
“Ordinary Course” means the ordinary course of the Business as currently conducted, consistent with past custom and practice of the Seller, including with regard to nature, frequency and magnitude.
“Organizational Documents” means, with respect to any non-natural Person, such Person’s: (a) articles of incorporation and bylaws (or comparable documents) of a corporation; (b) certificate of formation and limited liability company agreement (or comparable documents) of a limited liability company; or (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (d) any amendment to or restatement of any of the foregoing.
“Party” or “Parties” has the meaning set forth in the preamble.
“PBGC” means the Pension Benefit Guarantee Corporation.
“Permit” means any permit, license, franchise, approval, consent, registration, qualification, clearance, variance, exemption, certificate or authorization by or of any Governmental Authority.
“Permitted Liens” means: (a) Liens for Taxes, assessments or other governmental levies, fees, charges not yet due and payable as of the Closing Date or that are being contested in good faith pursuant to appropriate legal proceedings and set forth on Schedule A and, in any case, for which adequate accruals or reserves have been established and reflected in the Financial Statements in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar Liens arising as a matter of law in the Ordinary Course of Business and for which payment has been made by the Seller or which will be paid in full or otherwise removed by bonding or otherwise by the Seller on or before the Closing, or which are immaterial in amount and do not interfere with the use or operation of the applicable property or asset; (c) Liens arising under the Equipment Leases, to the extent assumed by Buyer; and (d) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the Business thereon.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority or any department, agency or political subdivision thereof.
“Prime Rate” means rate of interest from time to time announced publicly by Wells Fargo Bank, N.A. as its prime rate.
“Property Taxes” has the meaning set forth in Section 5.9(a).
“Purchase Price” has the meaning set forth in Section 1.5(a).
“RCRA” has the meaning set forth in the definition of “Hazardous Substance.”
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of a Hazardous Substance into or through the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Substances) and any condition that results in the exposure of a Person to a Hazardous Substance.

“Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, legal counsel or other representative of such Person.
“Responsible Party” has the meaning set forth in Section 7.4(a).
“Seller Employees” has the meaning set forth in Section 3.11(a).
“Seller Indemnitee” or “Seller Indemnitees” has the meaning set forth in Section 7.2(c).
“Seller Parties” has the meaning set forth in the preamble.
“Seller Transaction Expenses” means all costs, fees and expenses incurred by or on behalf of, or payable by, any Seller Party in connection with the negotiation, preparation or execution of this Agreement, the Transaction Documents or any documents or agreements contemplated hereby or thereby or the performance or consummation of the transactions contemplated hereby or thereby, including: (a) brokers’ or finders’ fees; (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors, experts and other Representatives; (c) all bonuses, compensation or other payments to employees of any Seller relating to the transactions contemplated by this Agreement or the Transaction Documents; and (d) any assignment, transfer or consent fees payable in connection with the assignment of the Assumed Contracts from a Seller to Buyer.
“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.
“Tax” or “Taxes” means all taxes based upon, measured by, or calculated with respect to: (a) gross or net income or gross or net receipts or profits, including any capital gains, alternative minimum or add-on Taxes and any Taxes on items of Tax preference; (b) multiple bases, including corporate franchise, doing business or occupation Taxes, if one or more bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above; (c) withholding Taxes based upon, measured by, or calculated with respect to, any payments or distributions (including compensation); and (d) all other taxes of any kind whatsoever, including excise, value added, transfer, sales, use, payroll, social security, disability, workers compensation, unemployment, custom duties, license recording, documentation and registration fees imposed by or due to any Governmental Authority, and all interest and penalties thereon and additions thereto, and any obligation to repay public allowances or subsidies, and including any transferee or secondary liability in respect of any Tax (whether imposed by Law or Contract).
“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Territory” means North America.
“Third-Party Claim” has the meaning set forth in Section 7.4(a).
“Tooling” has the meaning set forth in Section 1.2(a)(ii).
“Transaction Documents” has the meaning set forth in Section 3.1(a).
“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“Union” means the International Union, Automobile, Aerospace and Agricultural Implement Workers of America (UAW) and its Local 155.
“WARN Act” has the meaning set forth in Section 3.11(c).

Exhibit A
(to Asset Purchase Agreement)

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

    [***]

EXHIBIT B
(to Asset Purchase Agreement)

INTELLECTUAL PROPERTY ASSIGNMENT

[***]

Schedule A
(to Intellectual Property Assignment)

Exhibit C
(to Asset Purchase Agreement)
ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT
[***]

EXHIBIT A
(to the Assignment and Assumption of Lease Agreement)
LEASE

[Signature Page to Assignment and Assumption of Lease Agreement]